Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Triple asterisks denote omissions.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

SUNPOWER INC.,

as Buyer

AMBIA HOLDINGS, INC.

the Member

and

AMBIA ENERGY, LLC

as the Company

dated as of November 21, 2025

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

ARTICLE II MEMBERSHIP INTEREST PURCHASE		16

2.1	Purchase and Sale	16
2.2	Pre-Closing Statement and Closing Consideration	16
2.3	Closing	17
2.4	Closing and Post-Closing Payments	17
2.5	Closing Deliveries	18
2.6	Post-Closing Adjustment	19
2.7	Final Adjustment	21
2.8	Withholding	21
2.9	Consideration Shares	22

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		23

3.1	Due Incorporation; No Subsidiaries	23
3.2	Due Authorization; Enforceability	23
3.3	Consents and Approvals; No Conflicts	23
3.4	Capitalization	24
3.5	Personal Property	24
3.6	Financial Statements; No Undisclosed Liabilities; Books and Records	25
3.7	Absence of Certain Changes	25
3.8	Legal Compliance	26
3.9	Tax Matters	26
3.10	Intellectual Property	28
3.11	Contracts	32
3.12	Employee Benefits	34
3.13	Employment and Labor Matters	36
3.14	Permits; Licenses	37
3.15	Litigation	37
3.16	Real Property	38
3.17	Environmental Matters	38
3.18	[Reserved]	39
3.19	Anti-Corruption, Economic Sanctions and Export Controls	39
3.20	Regulatory Matters	40
3.21	Social Media Accounts	41
3.22	Bank Accounts; Power of Attorney; Accounts Receivable	42
3.24	Product Specifications; Warranties	42
3.25	Insurance	42
3.26	Privacy	43
3.27	No Broker	44

i

3.28	Transactions with Affiliates	44
3.29	No Outstanding Fees or Commissions	44
3.30	No Other Representations and Warranties	44

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE MEMBER		45

4.1	Due Authorization; Enforceability	45
4.2	Consents and Approvals; No Conflicts	45
4.3	Title	45
4.4	Litigation	46
4.5	Interested Party Transactions	46
4.6	No Broker	46
4.7	Investment Purpose	46
4.8	Independent Investigation	47

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		47

5.1	Organization	47
5.2	Authority Relative to Agreement	47
5.3	Consents and Approvals; No Conflicts	48
5.4	No Broker	48
5.5	No Other Representations and Warranties	48

ARTICLE VI COVENANTS		49

6.1	General	49
6.2	Notices and Consents to Third Parties	49
6.3	[Reserved]	49
6.4	Employee Matters	49
6.5	Preparation and Filing of Tax Returns	50
6.6	Transfer Taxes	50
6.7	Indemnification	51
6.8	Press Releases and Public Announcements	51
6.9	Confidentiality	51
6.10	Registration Rights	52
6.11	Further Assurances	54

ARTICLE VII [RESERVED]		54

ARTICLE VIII [RESERVED]		54

ARTICLE IX INDEMNIFICATION AND RELATED MATTERS		54

9.1	Survival Period	54
9.2	Indemnification of Buyer	54
9.3	Indemnification of the Member	55
9.4	Third Party Claims	56
9.5	Limitations	57

ii

9.6	Materiality	57
9.7	Adjustments to Total Consideration	57
9.8	No Effect	57

ARTICLE X GENERAL PROVISIONS		57

10.1	Notices	57
10.2	Amendment and Modification; Waiver	58
10.3	Succession and Assignment	59
10.4	Entire Agreement	59
10.5	Severability	59
10.6	No Third-Party Beneficiaries	59
10.7	Governing Law; Venue	59
10.8	Waiver of Jury Trial	59
10.9	Specific Performance	60
10.10	Certain Damages and Remedies	60
10.11	Expenses	60
10.12	Brokers	60
10.13	Headings	60
10.14	Construction	60
10.15	Incorporation of Schedules	61
10.17	Attorney-Client Privilege Preservation Provisions	61

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”), dated as of November 21, 2025 (the “Agreement Date”), is entered into by and among Ambia Energy, Inc., a Utah limited liability company (the “Company”), SunPower Inc., a Delaware corporation (“Buyer”), and Ambia Holdings, Inc., a Delaware corporation (the “Member”).

RECITALS

WHEREAS, as of the Agreement Date, the Member is the beneficial and record owner of 100% of the membership interests of the Company (the “Company Interests”);

WHEREAS, as of the Closing Date, each of Conner Ruggio and Spencer Jensen have (a) accepted and executed an employment offer letter from Buyer or an Affiliate of Buyer (together with all schedules and exhibits thereto, the “Offer Letters”) and (b) executed and delivered to Buyer non-competition agreements (the “Non-Competition Agreements”); and

WHEREAS the Member desires to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to purchase, acquire and accept from the Member, the Company Interests on the terms and conditions and for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The following terms when used in this Agreement shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.6(d).

“Adjustment Amount” means the net amount (which may be positive or negative) of all increases or decreases to the First Post-Closing Consideration Share Value or Second Post-Closing Consideration Share Value, as applicable, pursuant to Section 2.6.

“Affiliate” means any Person that, directly or indirectly, through one or more Persons, controls, is controlled by or is under common control with the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” means this Membership Interest Purchase Agreement, including all Schedules hereto.

“Agreement Date” has the meaning set forth in the introduction.

“Ancillary Agreements” means the other agreements entered in connection with the transactions under this Agreement and listed on Schedule 1.1.

“Basket” has the meaning set forth in Section 9.2(b).

“Books and Records” has the meaning set forth in Section 3.6(c).

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York, generally are closed or authorized by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock of Buyer, par value $0.0001 per share.

“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a).

“Buyer Stockholder Approval” means such approval as required by the applicable law, including, without limitation, the rules and regulations of the Nasdaq Stock Market (or any successor entity), including Rule 5635(d) thereunder, from the stockholders of Buyer with respect to the issuance of Consideration Shares in excess of the Consideration Share Limit.

“Cap” has the meaning set forth in Section 9.2(b).

“Cash Amount” means, as of immediately prior to the Closing, the aggregate amount of all cash (excluding any Restricted Cash) and cash equivalents of the Company, subject to the following: (a) the Cash Amount shall exclude checks written, outbound wire transfers and drafts that are issued by the Company but uncleared as of immediately prior to the Closing; and (b) the Cash Amount shall include checks received, inbound wire transfers and drafts deposited for the account of the Company as of immediately prior to the Closing.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Consideration Shares” means a number of shares of Buyer Common Stock issuable by Buyer on the Closing Date for the Company Interests and equal to the number obtained by dividing (a) the sum of (i) $18,750,000, plus (ii) the Estimated Working Capital Overage (if any), plus (iii) the Estimated Cash Amount, less (iv) the Estimated Debt Amount, less (v) the Estimated Transaction Expense Amount, and less (vi) the Estimated Working Capital Underage (if any), by (b) $1.8735.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the preamble.

“Company Contract” has the meaning set forth in Section 3.11(a).

“Company Data” means all data in any medium, including Confidential Information and Protected Information, in the possession, custody, or control of the Company, or otherwise held or processed on the Company’s behalf.

“Company Debt” means, as of any time, without duplication, the aggregate amount of all Indebtedness of the Company.

“Company IP” means the Company Products, the Company-Owned IP, the Licensed Intellectual Property and all other Intellectual Property to which the Company otherwise has rights.

“Company IP Agreement” means any Contract concerning rights in Intellectual Property to which the Company is a party or beneficiary or by which any of the Company’s properties or assets may be bound, including any (a) license of Intellectual Property by the Company to any Person or to the Company by any Person, (b) Contract between the Company and any Person relating to Licensed Intellectual Property, (c) Contract between the Company and any Person relating to the transfer, development, maintenance or use of Intellectual Property, or the development or transmission of any data related thereto, and (d) order governing the use, validity or enforceability of Intellectual Property.

“Company Interests” has the meaning set forth in the recitals.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Plan” has the meaning set forth in Section 3.12(a).

“Company Products” means all products, services, and other Intellectual Property designed, developed, created, manufactured, marketed, licensed, sold, distributed or performed by or on behalf of the Company on or prior to the Closing, and all other products, services, Intellectual Property, and additional features and functionality required to be designed, developed, manufactured, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary pursuant to any Contract to which the Company is a party prior to Closing.

“Company Service Provider” has the meaning set forth in Section 3.13(a).

“Confidential Information” has the meaning set forth in Section 6.9.

“Confidentiality Agreement” means the confidentiality agreement entered into between the Company and Buyer in connection with the transactions contemplated by this Agerement.

“Consideration Shares” means the sum of the Closing Consideration Shares, the First Post-Closing Consideration Shares and the Second Post-Closing Consideration Shares.

“Consideration Share Limit” has the meaning set forth in Section 2.4(c).

“Consumer Protection Law” means the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; the FTC Green Guides, 16 C.F.R. Part 260; the FTC Endorsement Guides, 16 C.F.R. Part 255; any analogous state Laws for the protection of consumers; and any state common Law giving consumers rights to challenge or recover for any false, deceptive or unsubstantiated claims.

“Contract” means any written or oral contract, agreement, license, lease (including but not limited to the leases for Leased Real Property), sales order, purchase order, indenture, deed, trust, mortgage, note, bond, warrant, instrument, undertaking, arrangement, commitment or terms of use, including “click through” terms of use (including all amendments, supplements and modifications thereto).

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’, accountants’ and experts’ fees and expenses.

“Debt Amount” means the aggregate amount of Company Debt and the unpaid Taxes of the Company for Pre-Closing Tax Periods as of or immediately prior to Closing.

“Debt Payoff Letter” means one or more payoff letters specifying the aggregate amount of the Company’s Liability (including unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs and premiums in connection with the repayment thereof) that will be outstanding as of the Closing under any Company Debt, which payoff letters shall include a per diem amount from the date of such Debt Payoff Letter through the Closing Date and shall state that, if payment of the amounts set forth therein is paid to the parties entitled to such amounts on the Closing Date, such parties will terminate and release any and all Liens that they or their Affiliates may have with respect to the Company or any of its assets and will deliver evidence thereof to Buyer (including UCC-3 termination statements) and will take all actions necessary to effectuate such release (including executing and delivering to Buyer all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Authorities).

“Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to this Agreement, the 2nd Business Day after the date Buyer is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by Buyer pursuant to this Agreement, the earlier of the (A) 75th calendar day following the date on which Buyer was required to file such additional Registration Statement pursuant to this Agreement and (B) 2nd Business Day after the date Buyer is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in § 3(3) of ERISA) and any other compensatory, employee benefit, or restrictive covenant plan, program, policy, agreement, arrangement or commitment, including any bonus or other incentive plan, plan for deferred compensation, profit-sharing, options to acquire stock, stock appreciation rights, stock purchases, or other equity-based plans or arrangements, non-solicitation, non-competition or confidentiality agreement or policy, employee health, life or other welfare benefit plan, severance arrangement or policy, any employment or consulting agreement, any change in control agreement or arrangement, any Tax gross-up agreement or arrangement, any plan, arrangement, agreement, program or commitment to provide for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, leave of absence, life or accident benefits (including any voluntary employee benefits association (as defined in § 501(c)(9) of the Code) providing for the same or other benefits) or other arrangement, whether or not terminated, whether or not in writing or oral and whether or not subject to ERISA.

“Equity Interest” means any share capital, capital stock, partnership or limited liability company interest or other equity, profits or voting interest, or any security or evidence of Indebtedness convertible into or exchangeable for any share capital, capital stock, partnership or limited liability company interest or other equity, profits or voting interest, or any right, warrant, option, or other Contracts to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

“Estimated Cash Amount” has the meaning set forth in Section 2.2(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(b).

“Estimated Debt Amount” has the meaning set forth in Section 2.2(b).

“Estimated Transaction Expense Amount” has the meaning set forth in Section 2.2(b).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.2(b).

“Estimated Working Capital Overage” has the meaning set forth in Section 2.2(b).

“Estimated Working Capital Underage” has the meaning set forth in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” has the meaning set forth in Section 3.19(c)(i).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all regulations with respect thereto.

“FERC” means the Federal Energy Regulatory Commission.

“Filing Deadline” means the date that is 10 calendar days after the date on which the Buyer files its amendment to Current Report on Form 8-K to file the financial statements required to be filed by the Buyer pursuant to Item 9.01(a)(3) of Form 8-K in respect of the transactions contemplated by this Agreement.

“Final Closing Statement” has the meaning set forth in Section 2.6(e).

“Final Determination Date” has the meaning set forth in Section 2.6(e).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“First Post-Closing Consideration Shares” means a number of shares of Buyer Common Stock equal to the number obtained by dividing (a) the First Post-Closing Consideration Share Value by (b) the 20-day trailing VWAP determined after market close on the Business Day immediately preceding the date on which the First Post-Closing Consideration Shares are issuable pursuant to Section 2.4(c) (the “First VWAP Value”); provided, however, solely for purposes of this clause (b) and the related calculation of the First Post-Closing Consideration Shares pursuant to this definition, in no event will the First VWAP Value be more than $2.8102 or less than $1.4988 per share.

“First Post-Closing Consideration Share Value” means (a) $9,375,000, (b) plus or minus, as applicable, the Adjustment Amount, and (c) less any indemnifiable Damages that may be set off against the First Post-Closing Consideration Share Value pursuant to Section 9.5(a).

“FPA” means the Federal Power Act, as amended, including the regulations of the FERC thereunder.

“Fundamental Representations” means: (a) in the case of the Company, the representations and warranties set forth in Section 3.1 [Due Incorporation; No Subsidiaries], Section 3.2 [Due Authorization; Enforceability], Section 3.3(b)(i), Section 3.4 [Capitalization], and Section 3.27 [No Broker]; (b) in the case of the Member, the representations and warranties set forth in Section 4.1 [Due Authorization; Enforceability], Section 4.2 [Consents and Approvals; No Conflicts], Section 4.3 [Title], Section 4.6 [No Broker]; and (c) in the case of Buyer, the representations and warranties set forth in Section 5.1 [Organization], Section 5.2 [Authority Relative to Agreement], Section 5.3(b)(ii) [No Conflicts], and Section 5.4 [No Broker].

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal or foreign government; (iii) governmental or quasi-governmental authority of any nature (including any governmental authority, division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) individual, entity or body exercising, or entitled to exercise, any governmental executive, legislative, judicial, administrative, regulatory, audit, investigative, police, military or taxing authority or power on behalf of the above noted entities.

“Government Bid” means any offer, bid, quotation or proposal to sell products or services made or provided by the Company that, if accepted or awarded, could lead to a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, purchase order, task order, delivery order, change order or other contractual commitment of any kind, between the Company and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clauses (a) or (b) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Hazardous Materials” means all materials, wastes, articles, chemicals, microorganisms or substances, whether natural or manufactured, defined by, or regulated or controlled under, any HSE Law, including, without limitation, petroleum and petroleum products, asbestos, radon, lead, toxic mold, Legionella bacteria, radioactive materials, per- and polyfluorinated compounds and polychlorinated biphenyls.

“HSE Laws” means all applicable Laws, and standards used by Governmental Authorities to implement Laws, concerning the protection of human health, safety or the environment (including indoor and outdoor air, soil gas, surface water, ground water, land, surface or subsurface strata, flora, fauna and natural and cultural resources), including, without limitation, (a) Laws imposing Liability in connection with or imposing cleanup, investigatory or remediation obligations relative to any Release or threatened Release of pollutants, hazardous substances, hazardous materials, toxic microorganisms and wastes; (b) Laws otherwise related to the use, manufacturing, production, generation, handling, transportation, treatment, storage, disposal, emission, distribution, labeling, testing or processing of any pollutants, hazardous substances, hazardous materials and wastes; (c) Laws related to occupational and community health and safety; and (d) Laws related to toxic or harmful chemicals, intermediates, products, byproducts, co-products articles and wastes, whether in the form of pure substances, mixtures, articles, or otherwise. HSE Laws shall include, without limitation, the Safe Drinking Water and Toxic Enforcement Act of 1986, Cal. Health and Safety Code § 25249.5 et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 1101 et seq.; Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; Clean Air Act, 42 U.S.C. § 7401, et seq.; Occupational Health and Safety Act, 21 U.S.C. § 651, et seq.; Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; and Comprehensive Environmental Response, Compensation and Liability Act of 1980, § 9601 et seq.; and any other related federal, state or foreign Laws, in each case as the same may be amended from time to time.

“Identified Supplier Dispute” means known disputes with suppliers for the Company, for which details have been made available to Buyer.

“Indebtedness” of a Person means: (a) all indebtedness of such Person for borrowed money, whether or not contingent (including accrued but unpaid interest thereon, prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such Indebtedness) whether under any loan agreement, credit agreement, promissory note, bond, debenture, line of credit or other evidence of indebtedness or otherwise; (b) all obligations of such Person for the deferred purchase price of property, securities, assets or services (including any potential future earn-out or milestone payments, holdback releases, or similar contingent payments); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, including, in each case, accrued but unpaid interest thereon; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (e) all obligations, contingent or otherwise, with respect to letters of credit or similar instruments; (f) all leases capitalized and all obligations under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions; (g) delinquent trade accounts, accrued expenses and other payables that are more than ninety (90) days overdue (unless such amounts are being contested in good faith); (h) unfunded or underfunded Liabilities under any Employee Benefit Plan; (i) all earned but unpaid employee bonuses or commissions and deferred compensation obligations of such Person; (j) any unpaid severance payable or other claims due to any current or former employee or service provider initiated by such Person prior to the Closing (but excluding any Transaction Expenses); (k) the employer share of any payroll, withholding or similar Taxes related to any of the indebtedness referred to in clauses (h) though (j) above; (l) the aggregate amount of all Taxes (including any “applicable employment taxes”) deferred by the Company under Section 2302 of the Coronavirus Aid, Relief and Economic Safety Act (as amended) with respect to any Pre-Closing Tax Period; and (m) all Indebtedness of other Persons (as described in clauses (a) through (l)) directly or indirectly guaranteed by such Person.

“Indemnified Officers” has the meaning set forth in Section 6.9.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnified Taxes” means (a) all Taxes imposed on or with respect to the Company or the Member or any of its Affiliates for any Pre-Closing Tax Period, (b) any and all Taxes of any Person (other than the Company) imposed on the Company (or any predecessor of any of the foregoing) as a transferee or successor, pursuant to any Law, rule, regulation, by Contract or otherwise, which Taxes relate to an obligation arising before the Closing, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local, or foreign Tax Laws, and (d) any Transfer Taxes, in each case, excluding amounts already included in the Debt Amount.

“Independent Contractor” means any individual who provides services to the Company, other than as an employee, including without limitation interns and individuals providing services through an individual contract, a third party agency or consulting firm, as an agent of the Company or otherwise.

“Intellectual Property” means all intellectual or industrial property of any kind or nature, whether owned, licensed (as licensor or licensee), or used, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including:

(a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications (including provisional applications), foreign counterparts thereof, inventions, discoveries, and ideas (whether or not patentable), indicia of invention ownership (including certificates of invention, petty patents and patent utility models) issued by any Governmental Authority and invention disclosure associated with any of the foregoing (collectively, “Patents”);

(b) registered and unregistered trademarks, service marks, assumed, fictional, business and trade names, trade dress, logos, brand names, certification marks and other similar designations of source, association or origins, and applications, registrations and renewals for any of the foregoing, together with the goodwill associated therewith and common law rights thereto;

(c) works of authorship and expressions, whether or not copyrightable, registered and unregistered copyrights in both published works and unpublished works, including copyrights in computer software, and all registrations, applications for registration and renewals for any of the foregoing;

(d) know-how, trade secrets, confidential or proprietary information and materials (including customer lists, business and technical information, data, databases, data compilations and collections, tools, process technology, plans, and drawings) and all rights therein, whether or not patentable;

(e) rights in semiconductor chip products and mask works (as defined in Section 901 of the Copyright Act of 1976) and all registrations, applications for registration and renewals therefor;

(f) all (i) software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), programs, operating systems, subroutines, files, records, schematics, interfaces, APIs, data files, protocols, algorithms, models, methodologies and implementations thereof; (ii) development tools, descriptions and flow charts; (iii) data, meta data, databases and compilations of data, whether machine readable or otherwise; (iv) programmer’s annotations, notes, documentation, product user manuals, training materials and other specifications and work product therefor used to designed, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded ((i) through (iv) collectively, “Software”); and (v) other technology, formulae, procedures, processes, methods, techniques, systems, specifications, designs, models, devices, prototypes, schematics, manuals and development tools;

(g) rights in internet websites, internet domain names, web addresses, URLs, web pages, Social Media Accounts and keywords, any content and data thereon or relating thereto and registrations and applications for registration of any of the foregoing; and

(h) all economic and other rights in and tangible embodiments of any of (a)-(g), including any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover and retain, any such damages.

“IRS” means the Internal Revenue Service or any successor agency or authority.

“IT Systems” means any and all electronic data processing, information, recordkeeping, communications, telecommunications, operating, account management, inventory management, and all other computer or information technology systems, equipment and assets, including related documentation, materials, media and specifications, that are owned, purported to be owned, contracted for, licensed, leased, used or held for use by the Company and its Subsidiaries, including any and all such (a) computers, software, hardware, servers, peripherals, routers, hubs, switches, circuits, networks, data communications lines, telecommunications equipment and infrastructure and other technology-related plants and equipment, including databases, workstations, switches, and communication facilities; (b) software; (c) websites and web pages, social media sites and social media pages, applications (including mobile applications), and application programming interfaces (APIs), including all related content of the foregoing, including data, data files, programs, scripts, design, layout, text, graphics, images, animation and sound; and (d) cloud services and infrastructure, such as software as a service (SaaS), platform as a service (PaaS) or infrastructure as a service (IaaS).

“Knowledge” means, with respect to any Person, the actual knowledge, after reasonable investigation, of the specified Person. In the case of the Knowledge of the Company, “Knowledge of the Company” means the actual knowledge, after reasonable investigation, of the Member and each of Conner Ruggio and Spener Jensen.

“Law” means any law (including common law), statute, code, regulation, ordinance, rule, order, decree, judgment, injunction, consent decree, enforceable contractual term, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.16(a).

“Liability” means any debt, liability, loss, duty, prohibition or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due.

“Licensed Intellectual Property” means all Intellectual Property owned by a Person other than the Company which the Company has the right to use pursuant to a license or other Contract.

“Lien” means any mortgage, pledge, lien, encumbrance, collateral assignment, security interest, easement, encroachment, restriction (including restriction on use), option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other right of any third party or encumbrance whatsoever.

“made available” means that the subject documents or other materials were included in and available at the designated online data site hosted by the Company at least two Business Days prior to the date of this Agreement.

“Material Adverse Effect” means any fact, occurrence, condition, development, circumstance, effect or change that, individually or when taken together with all such other facts, occurrences, conditions, developments, circumstances, effects or changes, (a) is or would reasonably be expected to be materially adverse to the Company or its business, assets, condition (financial or otherwise), Liabilities or results of operations, whether taken as a whole or separately, or (b) prevents or would reasonably be expected to prevent the Company from timely consummating the transactions contemplated hereby or performing its obligations hereunder; provided that with respect to clause (a) only, a “Material Adverse Effect” shall not include any fact, occurrence, condition, development, circumstance, effect or change to the extent arising out of or attributable to (i) any changes after the date hereof resulting from general economic, regulatory or political conditions, (ii) any changes after the date hereof in the financial or capital markets in the United States or any other country or region in the world, and (iii) any changes after the date hereof resulting from earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, climate change in the United States or any other country or region in the world, in the case of each of the foregoing clauses (i) through (iii), to the extent such changes do not disproportionately affect the Company, as compared to other companies in the industry in which the Company operates.

“Member” has the meaning set forth in the preamble.

“Nasdaq” means the NASDAQ Global Market.

“Non-Competition Agreement” has the meaning set forth in the preamble.

“Notice of Disagreement” has the meaning set forth in Section 2.6(b).

“OFAC” has the meaning set forth in Section 3.19(c).

“Offer Letter” has the meaning set forth in the preamble.

“Operating Permits” has the meaning set forth in Section 3.14.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (i) the certificate of incorporation or articles of incorporation, as applicable, and the bylaws of a corporation; (ii) the certificate of formation and limited liability company agreement of a limited liability company; (iii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iv) any amendment to any of the foregoing.

“Parties” means, collectively, the Company Buyer and the Member, and each is a “Party”.

“Permits” means any permit, license, certification (including certificate of occupancy), approval, authority or other franchise granted by any Governmental Authority or other Person.

“Permitted Liens” means: (a) Liens for or in respect of Taxes that are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and, in each case, for which adequate reserves have been established on the Financial Statements; and (b) other than in connection with the Real Property, mechanics’ and similar Liens for labor, materials or supplies levied, assessed or imposed against the assets of the Company that arise or are incurred in the Ordinary Course of Business for amounts that are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings, none of which has been perfected. For purposes of this Agreement, “Permitted Liens” shall not include any Liens securing any Indebtedness.

“Permitted Transfer” has the meaning set forth in Section 2.9(d).

“Permitted Transferee” has the meaning set forth in Section 2.9(d).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on the Closing Date.

“Privacy and Security Laws” means all (a) applicable Laws concerning the privacy, data protection, processing, transfer or security of Protected Information, including the following and their implementing regulations, if applicable: Health Insurance Portability and Accountability Act (HIPAA), the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, data security applicable Laws, including those established by the California Consumer Privacy Act, Massachusetts Data Privacy Act, data breach notification applicable Laws, consumer protection applicable Laws, the General Data Protection Regulation (EU) 2016/679, the European Union Data Protection Directive 95/46/EC (and implementing regulations adopted by applicable European Union member states), applicable Laws and regulations relating to the transfer of Protected Information and any other privacy laws, regulations, rules or orders issued by the Government of India; (b) all applicable Laws concerning the security of the Company’s products, services, and Systems; (c) all Contracts to which the Company is a party or is otherwise bound that relate to Protected Information or protecting the security or privacy of information or IT Systems; (d) the Company’s internal and posted policies and notices relating to Protected Information and/or the privacy and security of the Company Products, IT Systems and Company Data; (e) any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing), and to the extent applicable, Payment Card Industry Data Security Standard and any industry self-regulatory principles regarding direct marketing, telemarketing, and online behavioral advertising.

“Proceeding” means any action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court, Governmental Authority, referee, trustee, mediator or other entity.

“Proposed Closing Statement” has the meaning set forth in Section 2.6(a).

“Protected Information” means any information, in any form, that (a) is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual); or (b) is considered personal data or otherwise governed, regulated or protected by one or more Privacy and Security Laws.

“PUHCA” means the federal Public Utility Holding Company Act of 2005, as amended, including the regulations of the FERC thereunder.

“Real Property” means the Leased Real Property.

“Registrable Securities” means (i) the Consideration Shares and (ii) any capital stock of the Company issued or issuable with respect to the Consideration Shares, including, without limitation, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

“Registration Statement” means a registration statement or registration statements of Buyer filed under the Securities Act covering the Registrable Securities.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, or disposing into or through the environment (including, without limitation, the abandonment or discarding of containers, tanks, closed receptacles, articles, debris, structures and equipment containing any Hazardous Material, whether held separately or integrated structurally or chemically).

“Representative” means the officers, directors, principals, employees, advisors, auditors, attorneys, agents, bankers and other representatives of a Person.

“Required Registration Amount” means, as of any time of determination, the maximum number of Consideration Shares issued or issuable pursuant to this Agreement.

“Resale Registration Statement” has the meaning set forth in Section 6.14(a).

“Responsible Party” has the meaning set forth in Section 9.4.

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

“Routine Customer Disputes” means known disputes with customers of the Company and related regulatory complaints lodged in connection with those customer disputes, details of which have been made available to Buyer, which do not individually (or in the aggregate) constitute (or could constitute) a Material Adverse Effect on the Company.

“Routine Employee Claims” means known claims against employees of the Company lodged by the Company and for which details have been made available to Buyer.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Post-Closing Consideration Shares” means a number of shares of Buyer Common Stock equal to the number obtained by dividing (a) the Second Post-Closing Consideration Share Value by (b) the 20-day trailing VWAP after market close on the Business Day immediately preceding the date on which the Second Post-Closing Consideration Shares are issuable pursuant to Section 2.4(c) (the “Second VWAP Value”); provided, however, solely for purposes of this clause (b) and the related calculation of the Second Post-Closing Consideration Shares pursuant to this definition, in no event will the Second VWAP Value be more than $2.8102 or less than $1.4988 per share.

“Second Post-Closing Consideration Share Value” means (a) $9,375,000, (b) plus or minus, as applicable, the Adjustment Amount, and (c) less any indemnifiable Damages that may be set off against the Second Post-Closing Consideration Share Value pursuant to Section 9.5(a).

“Securities Act” has the meaning set forth in Section 3.4(a).

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized processing of Protected Information or other Company Data, (b) inadvertent, unauthorized, and/or unlawful sale, or rental of Protected Information or other Company Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Company Products or the IT Systems.

“Selling Holder Questionnaire” means a selling holder questionnaire in form and substance reasonably acceptable to Buyer.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (a) social media or social networking website or online service, (b) blog or microblog, (c) mobile application, (d) photo, video or other content-sharing website, (e) virtual game world or virtual social world, (f) rating and review website, (g) wiki or similar collaborative content website or (h) message board, bulletin board, or similar forum.

“Social Media Account Names” has the meaning set forth in Section 3.20.

“Software” means computer software programs, including all source code, object code, systems, specifications, network tools, data, databases, firmware, designs and documentation thereto.

“Staff” has the meaning set forth in Section 6.14(b).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, as to any Person, any other Person controlled by such Person, whether directly or indirectly through one or more intermediaries.

“Tax Return” means any return, report or other information or filing supplied or required to be supplied to a Governmental Authority or Person in connection with any Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (a) all taxes, charges, fees, duties, levies or other assessments (including income, withholding, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, escheat, unclaimed property, severance, payroll, unemployment and social security taxes) that are imposed by any Governmental Authority, whether disputed or not, and such term includes any interest, penalties or additions to tax attributable thereto or attributable to any nonpayment thereof and (b) any Liability for any item described in clause (a) (or measured by reference to such item) pursuant to Contract, as transferee or successor, by operation of law (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law) or otherwise.

“Total Consideration” means the sum of (a) the Closing Consideration Shares, plus (b) the First Post-Closing Consideration Shares, plus (c) the Second Post-Closing Consideration Shares.

“Transaction” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Expense Amount” means the Transaction Expenses unpaid as of or immediately prior to the Closing.

“Transaction Expenses” means (without duplication) any fees, costs, expenses or other payments for which the Company is liable incurred by or on behalf of the Member, the Company, any officer, employee or Independent Contractor or any other Person related to or in connection with the negotiation, preparation, execution and the performance of, or which become due and payable solely as a result of this Agreement, the Ancillary Agreements or the Transaction, including (a) fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants, (b) amounts paid to third parties in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions under this Agreement, (c) all bonuses, incentive compensation, commissions, termination payments, retention or other change-in-control, separation, severance, tax gross-up or other transaction-related payments or compensation to be paid by the Company to any current or former employee or service provider of the Company or other third party in connection with the Transaction (whether paid or provided before, on or following the Closing Date and whether or not in connection with any other event, including any termination of service), (d) the employer portion of any withholding, payroll or similar Taxes incurred in connection with or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreements (including, for the avoidance of doubt, any such Taxes arising from or incurred in connection with or related to any of the foregoing in clause (d)), and (e) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of the Member or the Company arising from, incurred in connection with or related to the transactions contemplated by this Agreement or any Ancillary Agreements.

“Transaction Expense Payoff Letters” means one or more payoff letters, invoices or other written evidence in respect of the full amount of all Transaction Expenses outstanding as of the Closing Date, which payoff letter, invoice or other written evidence shall include a per diem amount from the date of such payoff letter, invoice or other written evidence through the Closing Date and shall state that, if payment of the amounts set forth therein is paid to the parties entitled to such amounts on the Closing Date, such parties will terminate and release any and all Liens that they or their Affiliates may have with respect to the Company or any of its assets and will deliver evidence thereof to Buyer.

“Transfer Taxes” has the meaning set forth in Section 6.5.

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated pursuant to the Code.

“VWAP” means the per share volume-weighted average price of Buyer Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CSLR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the applicable trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Buyer Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Working Capital Amount” means an amount equal to, as of or immediately prior to the Closing, (a) the aggregate of all current assets of the Company, less (b) all current liabilities of the Company; provided, however, for this purpose current assets and current liabilities, as applicable, of the Company and its Subsidiaries shall not include (1) the Cash Amount plus any Restricted Cash, (2) the Debt Amount, (3) the Transaction Expense Amount, and (4) payroll Taxes and related withholdings.

“Working Capital Overage” means (a) if the Working Capital Amount has a value greater than the value of the Working Capital Target, then the amount of the difference between the Working Capital Target and the Working Capital and (b) otherwise, zero.

“Working Capital Target” means an amount equal to $1,132,690.

“Working Capital Underage” means (a) if the Working Capital Amount has a value less than the value of the Working Capital Target, then the amount of the difference between the Working Capital Target and the Working Capital and (b) otherwise, zero.

ARTICLE II
MEMBERSHIP INTEREST PURCHASE

2.1 Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Member shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from the Member, all of the Member’s right, title and interest in and to the Company Interests that are the subject of the Membership Assignment Agreement, free and clear of all Liens, in exchange for receiving the Total Consideration payable in accordance with this Agreement.

2.2 Pre-Closing Statement and Closing Consideration.

(a) No later than five Business Day prior to the Closing Date, the Company shall deliver to Buyer a draft of the Estimated Closing Statement and shall consider such changes and comments thereto made by Buyer in good faith on such draft and provided at least two Business Days prior to the Closing Date.

(b) No later than one Business Day prior to the Closing Date, the Company shall deliver to Buyer a written statement, incorporating such comments as may be agreed upon pursuant to Section 2.2(a), and certified by the Member (the “Estimated Closing Statement”), setting forth (without duplication) good faith estimates of: (i) the Cash Amount (the “Estimated Cash Amount”); (ii) the Debt Amount (the “Estimated Debt Amount”); (iii) the Transaction Expense Amount (the “Estimated Transaction Expense Amount”); (iv) the Working Capital Amount (the “Estimated Working Capital Amount”); (v) the Working Capital Overage (if any) (the “Estimated Working Capital Overage”) or the Working Capital Underage (if any) (the “Estimated Working Capital Underage”); and (vi) based on such estimates, the calculation of the Closing Consideration Shares.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the satisfaction or waiver of the conditions set forth in this Agreement, be held on the Agreement Date or at such place and time as the Parties shall mutually agree, or remotely by electronic exchange of documents and signatures subject to the conditions set forth in this Agreement (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or, if permitted, waived in accordance with this Agreement or at such other time as the Parties may mutually agree. The date on which the Closing is to occur is hereinafter referred to as the “Closing Date.”

2.4 Closing and Post-Closing Payments.

(a) With respect to each Debt Payoff Letter, if applicable, on the Closing Date the Company shall pay the amount of Company Debt and associated Liabilities set forth therein to the lender or Persons entitled thereto, which amounts shall be paid in accordance with the instructions set forth in the applicable Debt Payoff Letter.

(b) With respect to each Person entitled to receive a portion of the Estimated Transaction Expense Amount, if applicable, on the Closing Date the Company shall pay the amount of such portion of the Estimated Transaction Expense Amount set forth in the applicable Transaction Expense Payoff Letter, which shall be paid to such Person in accordance with the instructions provided no later than two Business Days prior to Closing (which instructions may, for the avoidance of doubt, provide for any such payment to be made to the Company for further payment at Closing to the applicable Person).

(c) On the Closing Date, Buyer shall deliver written instructions to its transfer agent issuing the Closing Consideration Shares. Thereafter,

(i) on the six-month anniversary of the Closing Date, Buyer shall deliver written instructions to its transfer agent issuing the First Post-Closing Consideration Shares; and

(ii) on the 12-month anniversary of the Closing Date, Buyer shall deliver written instructions to its transfer agent issuing the Second Post-Closing Consideration Shares.

Notwithstanding anything to the contrary in this Agreement, Buyer shall not issue any portion of the Consideration Shares if the issuance of the Consideration Shares would exceed 16,620,910 shares of Buyer Common Stock in the aggregate (the “Consideration Share Limit”) (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), or otherwise would exceed the aggregate number of shares of Buyer Common Stock that may be issued pursuant to the terms of this Agreement without approval by the shareholders of Buyer without breaching Buyer’s obligations under the rules or regulations of The NASDAQ Stock Market or such other national stock exchange on which the Buyer Common Stock is at such time listed (the number of shares which may be issued without violating such rules and regulations, including rules related to the aggregation of offerings under NASDAQ Listing Rule 5635(d), except that, in each case, such limitation shall not apply in the event that Buyer (i) obtains the Buyer Stockholder Approval or (ii) obtains a written opinion from counsel to Buyer that such approval is not required, which opinion shall be reasonably satisfactory to Buyer. Buyer shall use its reasonable best efforts to obtain the Buyer Stockholder Approval in connection with its 2026 annual meeting of Stockholders, which the Buyer undertakes to hold no later than May 15, 2026.

(d) The Member agrees that, until the Effectiveness Deadline, the Member shall not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer, assign, pledge or dispose of, directly or indirectly, any shares of the Closing Consideration Shares, (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Closing Consideration Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Closing Consideration Shares, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Closing Consideration Shares, or (4) publicly disclose the intention to do any of the foregoing.

2.5 Closing Deliveries. The following deliveries shall be made at the Closing.

(a) The Company and the Member, as applicable, shall deliver or cause to be delivered to Buyer:

(i) Officer’s Certificate. [Reserved].

(ii) Secretary’s Certificate. A certificate, dated as of the Closing Date, signed by the secretary of the Company (A) certifying that attached thereto are current, complete and accurate copies of the Organizational Documents of the Company in effect immediately prior to the Closing, (B) attaching a recent good standing certificate of the Company, duly certified by the Utah Secretary of State, (C) attaching a recent good standing certificate of the Member, duly certified by the Delaware Secretary of State, (D) attaching a recent good standing certificate of the Company, duly certified by the Utah Secretary of State, (E) certifying that attached thereto are true and correct copies of the resolutions duly adopted by the board of managers of the Company and the board of directors of the Member authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (F) certifying as to the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement, the Ancillary Agreements and all other documents, instruments or agreements related hereto or thereto or to be executed by the Company.

(iii) Tax Documentation. A valid and duly executed IRS Form W-9 by the Member.

(iv) Membership Interest Assignment. Membership interest assignment agreement or other applicable instruments of transfer duly executed by the Member (the “Membership Interest Assignment”).

(v) Ancillary Agreements. Each of the Ancillary Agreements to which the Company or the Member, as applicable, are party (other than this Agreement) duly executed by the Company or the Member, as applicable.

(vi) Payoff Letters. As applicable, the Debt Payoff Letters and Transaction Expense Payoff Letters contemplated by this Agreement.

(vii) [Reserved].

(viii) Resignations and Releases. Resignations and releases of all of the officers and managers of the Company, in form and substance satisfactory to Buyer, each effective as of the Closing.

(ix) Other Deliveries. Any other documents, instruments and certificates reasonably requested by Buyer to be delivered by the Company or the Member at or prior to the Closing.

(b) Buyer shall deliver or cause to be delivered to the Company, for the benefit of the Company and the Member:

(i) Closing Consideration Shares. Issuance of the Closing Consideration Shares pursuant to Section 2.4.

(ii) Certificate. [Reserved].

(iii) Secretary’s Certificate. A certificate, dated as of the Closing Date, signed by the secretary of the Buyer (A) attaching a recent good standing certificate of the Buyer, duly certified by the Delaware Secretary of State, (B) certifying that attached thereto are true and correct copies of the resolutions duly adopted by the Board of Directors of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (C) certifying as to the incumbency, signature and authority of the officers of the Buyer authorized to execute, deliver and perform this Agreement, the Ancillary Agreements and all other documents, instruments or agreements related hereto or thereto or to be executed by the Buyer.

(iv) Other Deliveries. Any other documents, instruments and certificates required to be delivered by the Buyer pursuant to this Agreement.

2.6 Post-Closing Adjustment.

(a) Delivery of Closing Statement. As promptly as practicable, but not later than 90 days after the Closing, Buyer shall deliver to the Member a statement (the “Proposed Closing Statement”) setting forth Buyer’s good faith determination (each, without duplication) of: (i) the Cash Amount; (ii) the Debt Amount; (iii) the Transaction Expense Amount; (iv) the Working Capital Amount; (v) the Working Capital Overage (if any) or the Working Capital Underage (if any), and based on such estimates, (vi) the determination of the Total Consideration. Buyer shall cause the Company and its Representatives to provide the Member reasonable access during normal business hours upon not less than three Business Days’ prior notice, to the books and records of the Company for the purpose of reviewing the Proposed Closing Statement.

(b) Notice of Disagreement. In the event the Member disputes the correctness of the Proposed Closing Statement, the Member shall notify Buyer in writing of its objections within 30 days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Member’s objections (a “Notice of Disagreement”) and its proposed calculation of the correct amounts. The Member shall not be entitled to deliver more than one Notice of Disagreement or to amend or otherwise modify the Notice of Disagreement after delivery thereof.

(c) Initial Method of Resolution. During the 15 days immediately following the delivery of any Notice of Disagreement (or such longer period as the Buyer and the Member may mutually agree), Buyer and the Member shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During such period, Buyer and the Member and their respective agents shall each have access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be. The matters set forth in any such written resolution executed by Buyer and the Member shall be final and binding on the Parties on the date of such written resolution.

(d) Dispute Resolution Procedure. If, at the end of the period referred to in Section 2.6(c), Buyer and the Member have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Buyer and the Member shall submit to a nationally recognized independent accounting or financial consulting firm that is experienced in dispute resolutions of the type contemplated hereby and acceptable to Buyer and the Member (the “Accounting Firm”) for review and resolution of solely those matters specified in such Notice of Disagreement that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of such matters, which final resolution shall not be subject to collateral attack for any reason and shall be (i) in writing and signed by the Accounting Firm, (ii) limited to a determination of the financial and accounting matters reflected in the Notice of Disagreement and within the range of the amount of each item in dispute contested by the Member and Buyer on an item by item basis, (iii) furnished to Buyer and the Member as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than 60 days after such referral, (iv) made in accordance with this Agreement and (v) conclusive and binding upon the parties on the date of delivery of such written resolution. Buyer and the Member agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. Buyer and the Member agree to reasonably cooperate with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.

(e) Final Closing Statement. The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the earlier of (w) the 31st day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been delivered to Buyer by the Member, (x) the date upon which the Member acknowledges in writing that it has no objections to the Proposed Closing Statement, (y) the date of resolution of all matters set forth in the Notice of Disagreement pursuant to Section 2.6(b) and (z) the date upon which the Accounting Firm reaches a final, binding resolution of solely those matters specified in any Notice of Disagreement pursuant to Section 2.6(d), (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 2.6(c), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 2.6(d). The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(f) Dispute Resolution Expenses. Buyer and the Member shall each pay their own costs and expenses incurred in connection with the dispute resolution procedures contemplated by this Section 2.6. The fees, costs and expenses of the Accounting Firm shall be split by Buyer, on the one hand, and the Member, on the other hand, 50%-50%, provided, however, that if the Accounting Firm’s determination differs from the calculations contained in the Notice of Disagreement by more than 10%, all fees, costs and expenses of the Accounting Firm shall be borne by the party whose calculation is deemed incorrect, and such fees, costs and expenses will be accounted for in the Adjustment Amount.

2.7 Final Adjustment.

(a) No later than two Business Days following the Final Determination Date:

(i) if the Adjustment Amount is positive, the First Post-Closing Share Consideration Value or the Second Post-Closing Share Consideration Value (if the First Post-Closing Shares have been issued prior to the Final Determination Date) shall be increased by an amount equal to the Adjustment Amount (in accordance with the definitions of First Post-Closing Share Consideration Value and Second Post-Closing Share Consideration Value, as applicable).

(ii) if the Adjustment Amount is negative, the First Post-Closing Share Consideration Value or the Second Post-Closing Share Consideration Value (if the First Post-Closing Shares have been issued prior to the Final Determination Date) shall be decreased by an amount equal to the Adjustment Amount (in accordance with the definitions of First Post-Closing Share Consideration Value and Second Post-Closing Share Consideration Value, as applicable).

(b) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax Law), any adjustment to the First Post-Closing Share Consideration Value and Second Post-Closing Share Consideration Value, as applicable, pursuant to this Section 2.7 shall be treated by the Parties for all Tax purposes as an adjustment to the Total Consideration.

2.8 Withholding. Buyer, the Company, and the Member shall each be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.9 Consideration Shares.

(a) The Consideration Shares constitute “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom. Any such transfer shall be subject to compliance with applicable state securities Laws.

(b) Each book-entry security entitlement representing any Consideration Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by the Member in accordance with the terms hereof shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

“THE SECURITIES MAY NOT BE USED IN HEDGING TRANSACTIONS UNLESS IN COMPLIANCE WITH THE ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR IN ACCORDANCE WITH REGULATION S OF THE ACT.”

(c) Notwithstanding the foregoing, prior to the Effectiveness Deadline, the Member may transfer Consideration Shares in a transaction that does not constitute a sale under Rule 144 (i) to an Affiliate of the Member or (ii) to any one or more partners, stockholders or members of the Member; provided, however, that (A) the Member shall give Buyer written notice prior to the time of such transfer stating the name and address of the transferee and identifying the shares being transferred to the transferee, and (B) if reasonably requested by Buyer, such transferee shall agree in writing, in form and substance reasonably satisfactory to Buyer, to be bound by the provisions of this Section 2.9. Any such transfer of such shares pursuant to this Section 2.9(d) is referred to as a “Permitted Transfer,” and any such transferee of shares pursuant to this Section 2.9(d) is referred to herein as a “Permitted Transferee.” Following the Effectiveness Deadline, the provisions of this Section 2.9(c) shall not apply.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company and the Member represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

3.1 Due Incorporation; No Subsidiaries.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Utah, with all requisite power and authority to own, lease and operate its properties as presently owned, leased and operated and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not have a Material Adverse Effect. The Company has made available to Buyer complete and accurate copies of the Organizational Documents for the Company.

(b) The Company does not have and has never had any Subsidiaries and does not own and has never owned, directly or indirectly, any equity investment or other ownership interest in any Person.

(c) The Company’s business was never undertaken by any predecessor entity or other Person, and the Member has only undertaken the business of marketing and selling solar systems and related products and services through the Company.

3.2 Due Authorization; Enforceability.

(a) The Company has full power and authority to execute and deliver this Agreement and its Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other limited liability company or other action or proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or its Ancillary Agreements by the Company, the performance by the Company of such obligations or the consummation by the Company of such transactions.

(b) This Agreement has been duly and validly executed and delivered by the Company and the Ancillary Agreements to which the Company is a party shall have been duly and validly executed and delivered by the Company on or prior to the Closing Date. This Agreement (assuming the due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of the Company, and each of its Ancillary Agreements when executed and delivered by the Company (assuming the due authorization, execution and delivery by the other parties thereto) shall constitute a legal, valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

3.3 Consents and Approvals; No Conflicts.

(a) No consent, authorization or approval of, filing or registration with any Governmental Authority is necessary in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby.

(b) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and shall not: (i) violate any material Law or other restriction of any Governmental Authority applicable to the Company, or its business; or (ii) violate any provision of the Organizational Documents of the Company.

3.4 Capitalization.

(a) All of the issued and outstanding Company Interests have been duly authorized for issuance, are validly issued and are fully paid and non-assessable. All issued and outstanding Company Interests have been issued pursuant to valid exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and all other applicable securities laws.

(b) The Member is the sole record holder of the outstanding shares of Company Interests. The issued and outstanding Company Interests held by the Member and that are the subject of the Membership Interest Assignment constitute all of the outstanding Equity Interests of the Company as of the Agreement Date. None of the issued and outstanding Company Interests are subject to or issued in violation of any Lien, purchase option, call option, right of first refusal, preemptive right or any similar right under any provision of the Organizational Documents or any other Contract to which the Company, the Member or any other Person is or was a party. Other than the Company Interests, there are no: (i) authorized or outstanding Equity Interests of the Company; (ii) other Contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any Equity Interests of the Company or that (other than stockholder agreements of the Member listed on Schedule 3.4) grant the holder thereof any right to vote on, or veto, any actions by the Company or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any Equity Interest of the Company; or (iii) outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or interests with respect to the Company.

(c) Except as set forth in Schedule 3.4: (A) there are no outstanding Contracts of the Company (i) restricting the purchase, sale or transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Interests or any other Equity Interest of the Company; (B) neither the Company nor the Member is a party to or bound by, and there is not, any member agreement, control agreement, voting trust agreement or other Contract, plan or understanding relating to the purchase, repurchase, sale, acquisition, disposition, holding, voting, dividend, ownership or transfer rights or restrictions of any Equity Interests of the Company; and (C) Company has no obligation to purchase, redeem or otherwise acquire any Equity Interest of the Company or any Equity Interest therein from any Person. The Company has made available to Buyer complete and accurate copies of each item set forth in Schedule 3.4.

3.5 Personal Property.

(a) The Company has valid title to all assets owned or purported to be owned by it, and a valid and enforceable leasehold interest in and to all tangible personal property leased by the Company, in each case that is used in the business of the Company, free and clear of all Liens, except for Permitted Liens and the liens identified on the UCC Report made available to Buyer. Such assets are in good operating condition and repair and suitable for use in the Ordinary Course of Business (ordinary wear and tear excepted), have been maintained in accordance with industry practice and constitute all of the tangible assets necessary to enable the Company to conduct its business in substantially the same manner as conducted by the Company prior to the Closing.

3.6 Financial Statements; No Undisclosed Liabilities; Books and Records.

(a) The Company has made available to Buyer (i) audited balance sheets and statements of income of the Company as of and for the fiscal year ended December 31, 2024, (ii) reviewed balance sheets and statements of income of the Company as of and for the fiscal year ended December 31, 2023, and (iii) unaudited balance sheets and statements of income of the Company as of and for the nine month period ended September 30, 2025 (collectively, the “Financial Statements”). The Financial Statements (including any notes thereto) were prepared from, are in accordance with and accurately reflect the books and records of the Company, are complete and accurate and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, subject to normal year-end adjustments in the case of interim financial statements, which are not expected to be material. The Financial Statements have been prepared in all material respects in accordance with GAAP.

(b) The Financial Statements (including the notes thereto) make full and adequate disclosure of, and provision for, all material Liabilities of the Company as of such dates. Except for the Liabilities that are (a) set forth in the Financial Statements or (b) incurred since September 30, 2025 in the Ordinary Course of Business that are not material in the aggregate, the Company has no Liabilities.

(c) The books and records and other data of the Company (the “Books and Records”) are accurate and complete and have been fully, properly and accurately maintained in accordance with the requirements of Law, in each case in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The information set forth in the Books and Records constitutes all of the information reasonably necessary for Buyer to own, operate and administer in all material respects the business of the Company in the same manner and on the same terms as owned, operated and administered as of the date of this Agreement. The membership schedules of the Company made available to Buyer are true, correct and complete as of the date of this Agreement.

3.7 Absence of Certain Changes.

(a) Since September 30, 2025, the Company has conducted its business only in the Ordinary Course of Business and there has not occurred any change, event, effect, circumstance or development which has resulted in or would reasonably be expected to result in a Material Adverse Effect.

3.8 Legal Compliance.

(a) The Company and its Affiliates have complied, and since the formation of the Company have been in compliance, in all material respects with all applicable Laws, including Laws related to properties, sales practices, employment practices, terms and conditions of employment, labor relations and collective bargaining, leave laws, workers’ compensation, unemployment compensation, immigration, income tax, notice for plant closings and mass layoffs, wages and hours, safety, occupational health and safety and civil rights. Except for Routine Customer Disputes, the Company (or, to the Knowledge of the Company, any other Person) has not received any notice, which has not been dismissed or otherwise disposed of, that the Company has not so complied in any material respect with any applicable Law. Except for Routine Customer Disputes, the Company has not been charged or threatened with, and, to the Knowledge of the Company, the Company is not under investigation with respect to, any material violation of any Law which has not been dismissed or otherwise disposed of. The Company complies with applicable Law in all material respects in connection with acquiring customer and business leads.

(b) Except for Routine Customer Disputes, there are no pending or, to the Knowledge of the Company, threatened, disputes or controversies between the Company and any Governmental Authority, or investigation or inquiry by any such Governmental Authority specifically affecting the Company or that would reasonably be expected to prevent or delay consummation of the transactions contemplated hereby. Except for Routine Customer Disputes, neither the Company nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority, nor have any of them been advised by any such Governmental Authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case specifically affecting the Company or that would prevent or delay consummation of the transactions contemplated hereby.

3.9 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed and all such Tax Returns are correct and complete in all respects and prepared in compliance with all applicable Laws and regulations. All Taxes due and payable by or with respect to the Company (whether or not shown on any Tax Return) have been timely paid in full.

(b) The Company has complied with all applicable Laws relating to the collection, withholding and payment of Taxes in connection with any amounts paid or owing to any employee, Independent Contractor, creditor, member, or any other third party and has timely collected, withheld and paid over to the appropriate Governmental Authority all amounts required to be so collected, withheld or paid over under all applicable Laws.

(c) There is no action or audit currently proposed, threatened or pending against, or with respect to, the Company in respect of any Taxes. No notice of any audit or other administrative or court Proceeding with respect to Taxes and no notice of deficiency or proposed Tax adjustment has been received by the Company or any other Person with respect to the income, assets, operations or business of the Company.

(d) No claim has ever been made by any Governmental Authority that the Company is or may be subject to taxation by a jurisdiction in which it does not file Tax Returns.

(e) The Company has never received (and is not subject to) any ruling from any Tax authority or other Governmental Authority and has not entered into (and is not subject to) any agreement with a Tax authority or other Governmental Authority.

(f) There are not now any extensions of time in effect with respect to the dates on which any Tax Return of the Company were or are now due to be filed.

(g) There are no outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or any deficiency thereof and the Company has not waived any statute of limitations in respect of Taxes.

(h) There are no Liens for Taxes against any asset of the Company (other than Liens for Taxes which are not yet due and payable).

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or (v) change in any method of accounting, or use of an improper method of accounting, for any Pre-Closing Tax Period.

(j) The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.

(k) The Company does not have any Liability for Taxes of any Person under Treasury Regulations section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(l) Except for the Routine Customer Disputes, the Company is not party to any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which the Company will have any obligation to make any payments after Closing.

(m) The Company has not distributed stock of another Person, or has had its interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(n) The Company has not engaged in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(o) No Company Plan or Contract provides a gross-up or other indemnification by the Company for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code or for excise Taxes paid pursuant to Section 4999 of the Code.

(p) The Company has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

(q) The Company is not and has never been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(r) The Member is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(s) The Company is taxed as a disregarded entity for U.S. federal income tax purposes. The Company has never had in effect an election to be treated as a corporation for U.S. federal, state or local income tax purposes.

3.10 Intellectual Property.

(a) The Company owns or otherwise has valid, legally enforceable and sufficient rights to use all Company IP. The rights of the Company in the Company IP constitutes all of the Intellectual Property used in or necessary to conduct the business of the Company as conducted and planned to be conducted by the Company. There is no Intellectual Property other than the Company IP that is material to or necessary for the continuation of the business of the Company immediately after the Closing in substantially the same manner as conducted on the date hereof and planned to be conducted.

(b) The Company has made available to Buyer all registrations of (and pending applications to register) Company IP and all material unregistered Company-Owned IP and sets forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable. All such registered Intellectual Property is subsisting, valid and to the Knowledge of the Company, enforceable in the applicable jurisdictions, and all registration, maintenance and renewal fees currently due in connection therewith, if any, have been paid and all documents, recordation and certificates in connection with such Intellectual Property currently required to be filed, if any, have been filed with the relevant governmental authority for the purposes of prosecuting, maintaining and perfecting such Intellectual Property and recording the applicable Company’s ownership interests therein.

(c) The Company is the sole and exclusive owner of all Company-Owned IP, free of all payment obligations and other Liens and the Company-Owned IP is not subject to any judgments or limitations or restrictions on use or otherwise. There is no Proceeding, judgment, Contract or other arrangement that prohibits or restricts the Company from carrying on its business anywhere in the world or from any use of the Company IP. No Person has any rights in the Company IP that could cause any reversion or renewal of rights in favor of that Person or termination of an acquired company’s rights in the Company IP.

(d) The Company has valid licenses to use and license, as the case may be, the Licensed Intellectual Property, subject only to the terms of the applicable Company IP Agreements. The Company has made available to Buyer all Company IP Agreements. The Company is in compliance in all respects with all of its obligations under each Company IP Agreement, there has been no breach of any Contract relating to Company IP by the Company that is continuing and unremedied and the Company has not received any notice of any default or any event that, with the giving of notice or lapse of time or both, would constitute a default under (or other breach of) any Company IP Agreement. None of the Company IP Agreements grant any third party exclusive rights to or under any Company-Owned IP or grant any third party the right to sublicense any Company-Owned IP. Except payments related to Company IP Agreements, the Company is not obligated to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property. The Company has paid all royalties, fees and other amounts that may have been due prior to the Closing Date to any Person with respect to the Licensed Intellectual Property.

(e) All Company IP Agreements are valid, binding and enforceable by the Company against the other parties thereto, and, to the Knowledge of the Company, such other parties, are in compliance with the terms and conditions of the Company IP Agreements. As of Closing, no other party to any Company IP Agreement has threatened to terminate any of the rights of the Company in such Company IP Agreement, and to the Knowledge of the Company, no valid basis for such termination exists.

(f) Neither the Company IP nor the conduct by the Company of its business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other Person or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction.

(g) There are no Proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or involving any Company Product or which have been asserted against the Company (including in the form of offers to obtain a license), (i) alleging that the Company IP or the use by the Company of any Company IP infringes, misappropriates, dilutes or violates the Intellectual Property of any Person, (ii) challenging the validity, use, enforceability, registrability, ownership or rights of the Company with respect to any Company-Owned IP or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of any Company IP. Company is not subject to any outstanding or prospective order (including any motion or petition therefor) that restricts or impairs the use of any Company IP. The Company has not received any formal written opinion of counsel that any Company IP or the operation of the businesses of the Company infringes, misappropriates, dilutes or violates any Intellectual Property of any other Person.

(h) To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or violating, and, no Person has infringed, misappropriated, diluted or violated, any Company-Owned IP. The Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company IP or breach of any Contract involving the Company IP.

(i) Except as contained in the Company IP Agreements, the Company has not entered into any Contract with any Person in connection with, and the Company is not otherwise obligated to indemnify any Person against, any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property of any other Person. Except as contained in the Company IP Agreements, the Company has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Damages resulting or arising from the Company IP.

(j) The Company has taken all commercially reasonable steps necessary to protect and preserve trade secrets and other confidential information included in the Company IP. The Company has taken all commercially reasonable steps necessary to comply with all duties of the Company to protect the confidentiality of information provided to the Company by any other Person. Except as alleged by the Company in the Routine Employee Claims, no confidential information, trade secret or other Company IP has been disclosed by the Company or any other Person (including, to the Company’s Knowledge, the employees, consultants, Independent Contractors or agents of the Company) to any third Person, except pursuant to valid and appropriate non-disclosure or license agreements that have not been breached. Neither the Company nor any of its Affiliates has ever disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company IP, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any such source code to any Person.

(k) The Company has obtained from each current and former employee and Independent Contractor an executed proprietary information and invention assignment agreement (containing no exceptions or exclusions from the scope of its coverage) pursuant to which he, she or it (i) agrees to protect the confidential information of the Company that is material to the Company and (ii) assigns to the Company all material Intellectual Property created in the course of his, her or its employment or other relationship with the Company, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property. To the Knowledge of the Company, except for the Routine Employee Claims none of those current or former employees or Independent Contractors has violated any of those Contracts. Except with respect to the Routine Employee Claims, to the Knowledge of the Company, no current or former employee or Independent Contractor of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company IP or has any right, license, claim or interest whatsoever in or with respect to any Company IP.

(l) None of the Company IP was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university. The Company is not a member of, and the Company is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members.

(m) No Software in any Company Product or other Company IP is subject to an obligation that, or contains, links, incorporates, is derived from, is distributed with, is combined with, or is being or was developed using open source software in a manner that, would (1) impose or could impose a requirement or condition that any Software of the Company or their respective Affiliates or any Company Product (i) be disclosed or distributed in source code form, (ii) be licensed under terms that permit making modifications or derivative works, (iii) be licensed, conveyed or redistributable at no charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof or (iv) be subject to a requirement that any patents related to such software are either licensed to or may not be asserted against, recipients of such software; (2) otherwise imposes or could impose any other limitation, restriction, or condition on the right or ability of the Company to use or distribute any software or Company Product. With respect to any open source Software that is or has been used in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(n) All Software included in the Company IP is functional and operates substantially in accordance with the specifications and documentation relating to that software. The Company has in its possession the full and complete source code for the software included in the Company Products and for systems developed by or on behalf of the Company, and has documented all such source code in a professional manner that is reasonably sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Software and systems in accordance with the Company’s obligations to its customers. No source code for Software owned by the Company has been made available to any escrow agent, customer or other third party (other than employees and Independent Contractors of Company for use in the performance of services for the Company), and Company does not have any obligation to make available any such source code to any third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse in time or both) will, or could reasonable be expected to, result in the delivery, license or disclosure of any such source code to any Person.

(o) None of the Company Products or the IT Systems (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that materially adversely affects the use, functionality, or performance of such Company Product or IT System or any product or system containing or used in conjunction with such Company Product or IT System; (ii) materially fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or IT System or any product or system containing or used in conjunction with such Company Product or IT System; or (iii) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(p) The IT Systems are in good working order and condition and have been used and maintained in accordance with their documentation, manufacturer requirements and applicable insurance policies. The Company has not experienced any material defect in design, workmanship or material of the IT Systems, and the IT Systems have all of the performance capabilities, processing capacity, resources, characteristics and functions necessary for the conduct of the business of the Company. To the Knowledge of the Company, there have not been any failures, errors or breakdowns in the IT Systems used in the operation of the business which have caused any material disruption or interruption with respect to the business of the Company.

(q) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, or any other limitation with respect to, any Company IP; (ii) a breach of or default under any Company IP Agreement (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant or transfer to any other Person of any license or other right or interest under, to or in any Company IP; (v) the Company or any of its Affiliates granting to any Person any ownership interest in, covenant not to sue, access to, license or other right with respect to any Company IP; or (vi) the Company or any of its Affiliates or any Company IP being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or personnel (except as expressly agreed to in this Agreement by the Parties). After the Closing, the Buyer will possess the same rights to the Company IP as the Company possessed immediately prior to the Closing without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise have been required to pay had the Closing not occurred.

3.11 Contracts.

(a) The Company has made available to Buyer each of the following Contracts to which the Company is a party or pursuant to which any of its assets is bound (collectively the “Company Contracts”):

(i) any Contracts containing requirements of noncompetition or of non-solicitation, exclusive-dealing Contracts (including Contracts containing exclusive purchase, exclusive supply or exclusive distribution provisions) or any other Contracts or obligations that purport to limit or restrict in any respect (A) the ability of the Company or any of its Subsidiaries to solicit customers or employees, or (B) the localities in which, all or any portion of the business of the Company or any of its Subsidiaries, is or could be conducted;

(ii) any Contracts that contain “most favored nation” provisions;

(iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other similar agreements or instruments relating to Indebtedness of the Company or any of its Subsidiaries;

(iv) any Contract (excluding Employee Benefit Plans, leases for the Leased Properties, and ordinary course customer installation agreements for which forms have been made available to Buyer) that, on its face, involves an individual payment to or from the Company in excess of $50,000 during (A) the 12 month period prior to the date of this Agreement or (B) the 12 month period ending on the one-year anniversary of the date of this Agreement;

(v) any Contract providing for the disposition or acquisition of any Subsidiaries, divisions, lines of business, or material assets, except for the disposition or acquisition of assets in the ordinary course of business;

(vi) any Contracts relating to the acquisition or pending acquisition by the Company of any subsidiaries, divisions, lines of business, operations or assets material to the Company;

(vii) [reserved];

(viii) each Contract to which the Company or any of its Subsidiaries is a party for the ownership of interests in, or loans or advances to, any partnership, joint venture, pooling or co-investment arrangements;

(ix) any Contract of the Company or any of its Subsidiaries with any labor union or any collective bargaining agreement;

(x) any Contracts with any Governmental Authority;

(xi) any Contracts with Affiliates;

(xii) any Contracts for the employment of any individual on a full-time, part-time, consulting or other basis, including employment Contracts, retention Contracts or severance Contracts with any employees of the Company or any of its Subsidiaries, that, in each case, (A) provide for compensation of greater than $50,000 per annum and (B) are not terminable without material penalty or without more than 30 days’ notice;

(xiii) any Contracts requiring payments by the Company of greater than $50,000 per annum whereby a Person provides consulting or similar services to the Company or any of its Subsidiaries regarding customer service or administrative services;

(xiv) any mortgages, pledges, security Contracts, deeds of trust, hypothecations or other Contracts granting a Lien on any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(xv) any Company IP Agreements relating to Company-Owned IP;

(xvi) any Contracts providing for registration rights with respect to any Company Interests or requiring the holder thereof to vote in accordance with the terms of such Contract; and

(xvii) any Contracts granting any right of first refusal or right of first offer or similar right to acquire any assets material to the Company or its Subsidiaries.

(b) To the Knowledge of the Company, (i) each Company Contract (A) constitutes a valid and binding obligation of the Company and (B) is enforceable against the Company, and, to the Knowledge of the Company, the other party thereto, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies; (ii) except for Routine Customer Disputes and the Identified Supplier Disputes, the Company has performed all material obligations required to be performed by it to date under the Company Contracts and the Company is not now, nor to the Knowledge of the Company, is alleged to be, in breach of or default in any material respect under any Company Contract; and (iii) except for the Identified Supplier Disputes, to the Knowledge of the Company, no counterparty is now in breach of or default in any material respect under any Company Contract. The Company has not received any written notice of the intention of any other party to a Company Contract to terminate any Company Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Company Contract outside of the Ordinary Course of Business. The Company has made available to Buyer correct and complete copies of each written (and summaries of each verbal) Company Contract (including all written amendments, modifications and supplements thereto).

(c) To the Knowledge of the Company, no Company Contract:

(i) Contains requirements applicable to the Company respecting non-competition or of nonsolicitation, or exclusive dealing (including exclusive purchase, exclusive supply or exclusive distribution provisions), or purports to limit or restrict in any respect (A) the ability of the Company (or, following completion, of the Company, Buyer or its Affiliates) to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business of the Company (or, following completion, of the Company, Buyer or its Affiliates), is or could be conducted;

(ii) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company (or, following completion, of the Company, Buyer or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose any assets material to the Company;

(iii) contains any “most favored nation” clause or other term providing preferential pricing or treatment to a third party; or

(iv) relates to the divestiture or acquisition by the Company of any Subsidiaries, divisions, lines of business, operations or assets material to the Company.

3.12 Employee Benefits.

(a) The Company has made available to Buyer each material Employee Benefit Plan (i) that the Company sponsors or maintains or to which the Company contributes or has an obligation to contribute for the benefit of any current or former Company Service Provider or director, or (ii) with respect to which the Company has any Liability (contingent or otherwise) (each, a “Company Plan”). No Company Plan is maintained outside the United States.

(b) A complete and accurate copy of each Company Plan, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Buyer. In the case of any Company Plan which is not in written form, Buyer has been supplied with a complete and accurate description of such Company Plan. A complete and accurate copy of the most recent actuarial report, summary plan description and IRS determination, opinion or advisory letter with respect to each Company Plan, to the extent applicable, has been supplied to Buyer.

(c) Each Company Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in accordance with the terms of such Company Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and any other applicable Law, and no event has occurred which will or could cause any such Company Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(d) Each Company Plan intended to be qualified under § 401(a) of the Code is so qualified, or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) obligate the Company to (i) pay any bonus, separation, severance, termination or other payment to any Company Service Provider or director, (ii) increase the amount of compensation due under any Company Plan, (iii) cause any Company Service Provider or director to accrue, receive or increase any benefits under any Company Plan, (iv) result in a limitation on the ability of the Company to amend or terminate any Company Plan, or (v) require any trust funding in connection with a Company Plan.

(f) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could subject any Person to Liability for Tax under § 4999 of the Code or cause the loss of a deduction to the Company under § 280G of the Code.

(g) Neither the Company nor any of its ERISA Affiliates, either currently or at any time in the past, maintains or maintained, contributes or contributed to, sponsors or sponsored or otherwise has or had any Liability (contingent or otherwise) with respect to (i) a pension plan subject to Title IV of ERISA or §§ 412 or 430 of the Code, (ii) a multiemployer plan as defined in § 3(37) of ERISA, (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). The Company has no Liability for providing, under any Company Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and § 4980B of the Code or similar state Law. There are no pending or, to the Knowledge of the Company, threatened, Proceedings with respect to any Company Plan (other than routine claims for benefits in the Ordinary Course of Business) which could result in any Liability to Buyer (whether direct or indirect) and, to the Knowledge of the Company, there are no facts or circumstances which could give rise to (or be expected to give rise to) any such Proceedings, audits or claims. None of the assets of any Company Plan are invested in employer securities or employer real property.

(h) There have been no fiduciary failures, prohibited transactions or other acts or omissions by the Company or, to the Knowledge of the Company, any other Person with respect to the Company Plans, that have given rise to or may give rise to interest, fines, penalties, Taxes or related charges under ERISA, the Code or other applicable Law. Each Company Plan has been operated in documentary and operational compliance with § 409A and § 457A of the Code.

(i) Each Company Plan which constitutes a “group health plan” (as defined in § 607(i) of ERISA or § 4980B(g)(2) of the Code), including any plans of current and former ERISA Affiliates, have been operated in compliance with applicable Law, including the continuation coverage requirements of § 4980B of the Code and § 601 of ERISA and the portability and nondiscrimination requirements of §§ 9801 and 9802 of the Code and §§ 701-707 of ERISA, to the extent such requirements are applicable.

(j) All contributions, insurance premiums and payments with respect to each Company Plan have been timely made when due or, if not yet due, have been accrued in accordance with past custom and practice for the Company. Actuarially adequate accruals for all obligations under the Company Plans are reflected in the financial statements of the Company.

(k) There have been no acts or omissions that would impair the ability of the Company to unilaterally amend or terminate any Company Plan.

(l) There have been no statements, either written or oral, or communications made or materials provided to any Company Service Provider or former employee of the Company by any Person that provide for or could be construed as a contract or promise (i) by the Company to provide for any pension, welfare or other insurance-type benefits to any such Company Service Provider or former employee, whether before or after retirement, other than benefits under the Company Plans or (ii) regarding continued employment or terms and conditions of employment with Buyer or the Company following the Closing.

3.13 Employment and Labor Matters.

(a) The Company has made available to Buyer a list of each employee of the Company and each Independent Contractor (each such employee and Independent Contractor, a “Company Service Provider”) and in the case of each such Company Service Provider, the following information, if applicable: (a) name and title or position; (b) date of hire or commencement of service; (c) whether such individual is an employee of the Company, an Independent Contractor who provides services to the Company through an individual contract or an Independent Contractor who provides services to the Company through a third party agency, full-time or part-time, whether hourly or salaried and whether exempt or non-exempt; (d) original hire date or service start date, and if a Company Service Provider was previously terminated and been rehired, the date of such termination, the date such Company Service Provider was rehired or recommenced services and any applicable adjusted service date; (e) whether absent from active employment or service and, if so, the date such absence commenced and the anticipated date of return to active employment or active service; (f) annual salary or annual consulting payments, as the case may be, and, if applicable, target bonus and other incentive compensation, such salary and other compensation data to include current information and such information for the prior 12-month period; and (g) accrued unused vacation, sick and other paid-time-off eligibility.

(b) A complete and accurate copy of each employee handbook or manual and each personnel policy applicable to employees of the Company has been supplied to Buyer.

(c) (i) The Company is not currently (and has not been since the formation of the Company) party to, is not in the process of negotiating and is not bound by any collective bargaining agreement or relationship with any labor organization and no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (ii) to the Knowledge of the Company, no Company Service Provider (A) has expressed any present intention to terminate his or her employment or services generally or as a result of the transactions contemplated hereby or (B) has indicated that he or she is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (other than the Company) that would be material to the performance of such employee’s employment duties or services to the Company or the ability of the Company to conduct its business; (iii) there are no outstanding employment-related or unfair labor practice Proceedings, complaint, grievance, inquiry or obligation of any kind, pending or, to the Knowledge of the Company, threatened in any forum, related to an alleged violation or breach by the Company (or its officers or managers) of any Law or Contract; and (iv) to the Knowledge of the Company, no employee or agent of the Company has at any time committed any act or omission giving rise to Liability for any violation or breach identified in clause (iii).

(d) The Company and its Affiliates have been in compliance in all material respects with all applicable Laws in respect of labor, labor relations, employment and employment practices, including, without limitation, any provisions thereof relating to terms and conditions of employment, wages and hours, social security contributions, tax withholdings, occupational safety and health, employee and contractor classification, equal employment opportunity, overtime regulation, immigration control, drug testing, termination pay, vacation pay, paid time off, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.

(e) The Company has made timely and proper payment of all amounts payable with respect to employees and consultants, including all wages, commissions, bonuses, severance payments, consulting payments, reimbursements, other amounts due pursuant to any employment or consulting agreement, and withholding for income and employment Taxes, or otherwise have made appropriate accruals on their books.

(f) Within the past three (3) years, the Company has not entered into a settlement agreement with any Company Service Provider resolving allegations of sexual harassment by an officer or an employee of the Company, and there have not been any Proceedings pending, or to the Knowledge of the Company, threatened against or related to the Company, in each case, involving allegations of sexual harassment by any employee in a managerial or executive position.

3.14 Permits; Licenses. The Company has made available to Buyer a list of all of the material Permits that are required for the Company to own, lease and operate its property and assets or to lawfully operate its business as currently conducted by it or as currently proposed to be conducted (collectively, the “Operating Permits”). The Company holds each of the Operating Permits in the Company’s name, and all of the Operating Permits are valid and in full force and effect. Except for the Routine Customer Disputes, the Company is not in default under, and, to the Knowledge of the Company, no condition exists that with or without notice or lapse of time or both would constitute a default under, any Operating Permit. Except for the Routine Customer Disputes, the Company has not received any notice from any Governmental Authority that it is in violation of or in default under any Operating Permit which has not been dismissed or otherwise disposed of.

3.15 Litigation. The Company has made available to Buyer a list of each instance in which the Company (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge related to the Company or (b) is a party to any Proceeding of, in, or before any Governmental Authority related to the Company. There are no Proceedings pending or, to the Knowledge of the Company, threatened by or against or affecting the Company or any of its Affiliates or any of their assets or properties, with respect to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby.

3.16 Real Property.

(a) The Company has made available to Buyer a description of all real property leased or otherwise occupied by the Company (the “Leased Real Property”), specifying the street address, the current lessor/owner and lessee and current use of each parcel of Leased Real Property. The Company has made available to Buyer complete and accurate copies of all leases to which the Company is a party, including any subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements, with respect thereto. Each lease of a parcel of Leased Real Property constitutes the valid, binding and enforceable obligation of the Company and is in full force and effect in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Neither the Company, nor, to the Knowledge of the Company, any other party is in breach of or in violation or default under any lease or other Contract relating to the Leased Real Property, and no event has occurred which, with or without notice or lapse of time or both, would result in a breach, violation or default of any such Contract. The Company has not received any notice from, or given any notice to, any other party indicating that the Company, or such other applicable party, is in breach, violation or default under any such Contract. The Company has exclusive possession of the Leased Real Property. Neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty which has not been repaired and restored in all material respects. All buildings, structures, improvements and fixtures constituting all or any portion of the Leased Real Property are in sufficiently good operating condition and repair.

(b) The Leased Real Property constitutes all of the real property rights currently owned and leased, or occupied in connection with the conduct of the business of the Company.

(c) The Company does not own any real property.

3.17 Environmental Matters.

(a) The Company is, and since the formation of the Company has been, in compliance in all material respects with all applicable HSE Laws. To the Knowledge of the Company, all of the Company’s raw materials, intermediates and products are, and at all times have been, in compliance with all applicable HSE Laws.

(b) The Company has all Permits required by HSE Laws for its operations and business. All such Permits are in full force and effect and shall be maintained in full force and effect through the Closing. No suspension or cancellation of such Permits has been threatened, and there is no basis for believing that any such Permit will not be renewable upon expiration. Where applicable, timely applications to renew such Permits are being prepared or have been filed.

(c) The Company has not received any notice, report or request for information, and there are no Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of, or Liability pursuant to, any HSE Law or to a Release or threatened Release of Hazardous Materials at, on, under or from any property currently or formerly owned, leased, used or used as a disposal site by the Company or its Affiliates.

(d) There has been no release of Hazardous Materials at, on, under or from any property currently or formerly owned, leased, used or used as a disposal site by the Company or its Affiliates that has given, or is reasonably likely to give rise in the future, to any Liability under any HSE Law.

(e) To the Knowledge of the Company, no notice, lien or other restriction relating to the presence of Hazardous Materials or otherwise arising under any HSE Law has been placed on any property or facility now or previously owned, leased or used by the Company.

(f) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under HSE Laws.

(g) The Company has made available to Buyer any and all reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents related to Liabilities under HSE Laws, the Release or threatened Release of Hazardous Materials and compliance with HSE Laws, in each case of, for or by the Company.

3.18 [Reserved].

3.19 Anti-Corruption, Economic Sanctions and Export Controls.

(a) The Company is not currently a party to any Government Contract, the period of performance for which has not expired and which remains in effect as of the date of this Agreement, and the Company has not made any Government Bid that has not expired and for which an award has not been issued as of the date of this Agreement.

(b) Since the date that is five years prior to the date hereof, neither the Company, nor to the Knowledge of the Company, any director, manager, officer, employee or agent of the Company has, in connection with the business of the Company: (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment or offered, promised or authorized the payment of anything of value to any foreign or domestic government officials or employees of any foreign or domestic political parties or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of applicable Law; (iii) made any other payment in violation of Law to any official of any Governmental Authority, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; (iv) violated any applicable money laundering or anti-terrorism law or regulation; or (v) otherwise taken any action which would cause the Company to be in violation of the FCPA, as amended, or any other applicable anti-corruption Law.

(c)

(i) The Company is in compliance in all material respects with all applicable statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the U.S. Department of Energy’s regulations at 10 C.F.R. Part 810 and Executive Orders based on the authority vested in the President under the International Emergency Economic Powers Act (IEEPA), as amended, the Trading with the Enemy Act (TWEA) and other U.S. sanctions laws implemented by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); and sanctions administered by the U.S. Department of State, including, but not limited to nonproliferation sanctions and sanctions under the Iran Sanctions Act of 1996, as amended (50 U.S.C § 1701 note) (collectively, and any successors or replacements thereof, the “Export Control Laws”). Since the date that is three years prior to the date hereof, the Company has not received written communication from any Governmental Authority of any actual or alleged material violation, breach or noncompliance with the Export Control Laws.

(ii) The Company is in compliance in all material respects with the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury and Section 999 of the Internal Revenue Code, and all Laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security.

(iii) Since the date that is five years prior to the date hereof, the Company has not (A) entered into a consent agreement with the Directorate of Defense Trade Controls, or (B) had any fines or penalties imposed by the State or Commerce Departments or OFAC in connection with violations of the Export Control Laws. The Company does not have any open investigations, voluntary disclosures or enforcement actions that are currently being reviewed by the State or Commerce Departments or OFAC.

3.20 Regulatory Matters.

(a) The Company is not subject to regulation by a “state commission” as defined in 18 C.F.R. § 1.101(k) or other Governmental Authority as a “public utility” (or similar designation) under applicable Law. The Company has not engaged in the marketing of electric energy and does not own, or operate facilities used for the generation, transmission or distribution of electric energy for sale. The execution and delivery of this Agreement and the consummation of the Transactions do not require the Company to seek or obtain any authorization from the FERC under Sections 203 or 204 of the FPA. The Company is not subject to regulation under PUHCA, whether by exemption or otherwise.

(b) The Company has not filed and is not currently required to file any tariff, contract or other instrument for the approval of or acceptance by the FERC in order to provide its products and services. The consummation of the Transaction foes not and will not require the prior approval of the FERC, or any other agency within the United States Department of Energy, or of any “state commission” as defined in 18 C.F.R. § 1.101(k).

(c) The Company is not subject to any Laws and regulations of any states in which it currently operates as such Laws and regulations relate to the rates of electric utilities and the financial and organizational regulation of electric utilities, and the Company has not files, and has not been required to file, any tariff, contract or instrument for the approval or acceptance of any state energy regulatory agency. No state has requested and received from the FERC any permission to apply any state energy regulation to the Company.

(d) The sales of the Company products and services and the installation and energization of any Company products does not violate any franchise or certified territory of any electric utility under state Law.

(e) The installation and energization of Company products has been consistent with the applicable interconnection requirements for the applicable energy utility and the regulations of any applicable “state commission” as defined in 18 C.F.R. § 1.101(k).

(f) No suit, Proceeding, investigation, inquiry, or other legal or administrative proceeding by any Governmental Authority or by any other Person has been or is pending or, to the Knowledge of the Company, threatened which (i) asserts that the Company is a public utility under the FPA or a public-utility company under PUHCA, (ii) alleges that the Company has violated or is in violation of 18 C.F.R. § 1c.2, or (iii) alleges that the sales of Company products and services by the Company or the installation and energization of any Company products by the Company are not legal or permitted under the FPA or applicable state Law relating to the rates of electric utilities and the financial and organizational regulation of electric utilities, or violate the rights of any electric utility under any applicable state Law relating to the rates of electric utilities and the financial and organizational regulation of electric utilities.

(g) Except for the Routine Customer Disputes, the Company has not received any written notice of any alleged claim, violation of, or liability under any Consumer Protection Law which has not been cured prior to the date of this Agreement or for which there may be any remaining liability. All claims made by the Company in any advertising, marketing and promotion by any means (including, but not limited to, training materials for salesmen or distributors, labels, catalogs and websites) relating to the environmental, financial, economic or any other attributes of any Company products or services are truthful, non-deceptive, substantiated and otherwise in compliance with all applicable Laws, including, without limitation, Consumer Protection Law. The Company operates its business in accordance with all applicable Laws, including, without limitation, Consumer Protection Laws.

3.21 Social Media Accounts. The Company has made available to Buyer a list of all Social Media Accounts that the Company uses, operates or maintains, including in connection with marketing or promoting any Company products or services, and, for each such Social Media Account, any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered or used by or for the Company with respect to such Social Media Account (collectively, “Social Media Account Names”). All use of the Social Media Accounts complies with and has complied with (a) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts and (b) applicable Law. Each current and former employee, contractor and consultant of the Company has entered into a Contract that (a) provides that the Company, and not such employee, contractor or consultant, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content and all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers) and (b) requires each such employee, contractor or consultant to relinquish to the Company all Social Media Account Names, passwords, and other log-in information for the Social Media Accounts upon termination of employment or engagement or at any other time upon the Company’s request.

3.22 Bank Accounts; Power of Attorney. Set forth in Schedule 3.22 is a complete and correct list of each bank account or safe deposit box of the Company, the names and locations of all banks in which the Company has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company.

3.23 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, representatives, agents or employees, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (d) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.24 Product Specifications; Warranties.

(a) Each Company product sold, licensed, distributed, delivered or otherwise provided by the Company has been in conformity in all material respects with all applicable product specifications, contractual commitments, express and implied warranties and applicable Law, and the Company has no material Liability (and there is no basis for any Proceeding, complaint, claim or demand against the Company giving rise to any material Liability) for violations thereof. No Company product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale in any material respect. The Company has made available to Buyer true, correct and complete copies of the standard terms and conditions for each Company product (containing applicable guaranty, warranty, and indemnity provisions). To the Company’s Knowledge, no component, assembly, part, product or other hardware purchased, licensed, leased or otherwise acquired or obtained from any manufacturer, supplier or other Person and incorporated into any Company product has been or is subject to any voluntary or involuntary recall, market withdrawal, safety alert or similar action.

(b) To the Knowledge of the Company, except for the Routine Customer Disputes, there are no pending claims, and there have been not been in the past any claims, threatened in writing against the Company for warranty, guarantee (including, but not limited to, any power production guarantee), material back charge, rejection of deliverables in connection with the provision of any services, or other claims for damages against the Company by any Person arising from any Company products or services, in each case for amounts in excess of $100,000 per claim or in the case of multiple claims of the same nature or type, where the aggregate value of such claims exceeds $1,000,000 in any calendar year.

3.25 Insurance. The Company has made available to Buyer a list of all insurance policies held by or applicable to the Company setting forth, in respect of each such policy, the policy name, carrier, term, type and amount of coverage. Such insurance policies are in full force and effect and are for such amounts as are sufficient for all material requirements of Law and all Contracts. No notice of cancellation or termination has been received by the Company with respect to any of such insurance policies and the Company has not received notice of any retroactive material upward adjustment in premiums under any such insurance policies. No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under, or would permit the termination or modification of, any such insurance policies.

3.26 Privacy.

(a) The Company has (i) complied in all material respects with all (A) Privacy and Security Laws governing the receipt, collection, use, storage, processing, sharing, security, disposal, disclosure, or transfer of Protected Information that is collected or possessed by or otherwise subject to the control of the Company and (B) all of the Company’s policies regarding privacy and data security, including all privacy policies and similar disclosures published on the Company’s websites or otherwise communicated to individuals, and (ii) implemented and maintained commercially reasonable measures sufficient to provide reasonable assurance that the Company has complied and remains in compliance with such Privacy and Security Laws and that the Company will not acquire, fail to secure, share or use such Protected Information in a manner inconsistent with (A) such Privacy and Security Laws, (B) any notice to or consent from the provider of Protected Information, (C) any policy adopted by the Company, (D) any contractual commitment made by the Company, (E) any privacy policy or privacy statement from time to time published or otherwise made available by the Company to the Persons to whom the Protected Information relates, and (F) the payment card industry data security standards, with respect to any payment card data collected or handled by the Company, or by third parties on the Company’s behalf.

(b) With respect to all Protected Information collected by or on behalf of the Company, the Company has at all times taken all steps that either are required by applicable Privacy and Security Laws or are otherwise reasonably necessary to protect such Protected Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technical and physical security of such Protected Information. The Company has commercially reasonable safeguards in place to protect Protected Information in its possession or control from unauthorized access or disclosure, including by its employees, independent contractors and consultants. There have been no Security Incidents.

(c) The transfer of Protected Information in connection with the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Laws or the Company’s privacy policies as they currently exist or as they existed at any time during which any of the Protected Information was collected or obtained. The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or Buyer from receiving, using or disclosing Protected Information in the manner in which the Company receives, uses and discloses such Protected Information prior to the Closing.

(d) In connection with each third-party servicing, outsourcing or similar arrangement involving the third party’s acquisition of or access to Protected Information provided by or on behalf of the Company, the Company has contractually obligated any such third party to (i) comply with the Privacy and Security Laws applicable with respect to Protected Information, (ii) take reasonable steps to protect and secure the Protected Information from unauthorized disclosure, (iii) restrict use of the Protected Information to those authorized or required under the servicing, outsourcing or similar arrangement, and (iv) certify or guarantee the return or adequate destruction of the Protected Information.

(e) Except for disclosures of information required by Privacy and Security Law, authorized by the provider of Protected Information or described in the Company’s privacy policies, the Company has not sold, rented or otherwise made available, and does not sell, rent or otherwise make available, to third parties any Protected Information.

(f) The Company has not received any notice of any claims, investigations, or alleged violations of Privacy and Security Laws with respect to Protected Information collected or possessed by or otherwise subject to the control of the Company, and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation. There has been no incident involving a breach in the security of or compromise to the integrity or availability of Protected Information within the Company’s possession or control; and no third party to whom the Company has provided access to Protected Information has notified the Company of (i) any unauthorized acquisition, access, use or disclosure of any such Protected Information that would trigger a notification or reporting requirement under any Privacy and Security Laws, (ii) any attempted or successful unauthorized access, use, disclosure, modification, or destruction of such Protected Information, or (iii) any interference with any database, network, or information system that could materially affect the privacy or security of such Protected Information.

3.27 No Broker. There is no investment bank, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates that is entitled to any fee or commission from the Company or its Affiliates in connection with the transactions contemplated hereby.

3.28 Transactions with Affiliates. Except as set forth in Schedule 3.28, there are no agreements, contracts, plans, arrangements or other transactions between or among the Company, on the one hand, and any Affiliate of the Company or the Member, as applicable, or officer, director, shareholder or member of the Company or the Member, as applicable, or any Affiliate of the Company or the Member, as applicable, on the other hand (except ordinary course employment agreements which are terminable at-will).

3.29 No Outstanding Fees or Commissions. The Company does not have any outstanding unpaid obligations with respect to any referral fee, commission, success fee or similar obligation, regardless of whether any such obligation remains subject to one or more contingencies.

3.30 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including as qualified by any schedules hereto), none of the Member, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Member or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MEMBER

The Member represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

4.1 Due Authorization; Enforceability.

(a) The Member has full power and authority to execute and deliver this Agreement and its Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other action or proceeding on the part of the Member is necessary to authorize the execution and delivery of this Agreement or its Ancillary Agreements by the Member, the performance by the Company and the Member of such obligations or the consummation by the Member of such transactions.

(b) This Agreement has been duly and validly executed and delivered by the Member and the Ancillary Agreements to which the Member is a party shall have been duly and validly executed and delivered by the Member on or prior to the Closing Date. This Agreement (assuming the due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of the Member, and each of its Ancillary Agreements when executed and delivered by the Member (assuming the due authorization, execution and delivery by the other parties thereto) shall constitute a legal, valid and binding obligation of the Member, in each case enforceable against the Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.2 Consents and Approvals; No Conflicts. The execution and delivery by the Member of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and shall not: (i) violate any Law or other restriction of any Governmental Authority applicable to the Member; or (ii) except as listed on Schedule 3.4, require any consent, authorization or approval under, violate or conflict with, result in a breach or termination of, constitute a default under or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance obligation in or any increase in or creation of any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of the Member or give any Person any additional right under, permit cancellation of, result in the creation of any Lien upon, any of the assets or properties of the Company, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Member is a party or by which the Member or any of its assets or properties are bound.

4.3 Title.

(a) The Member is the sole record and beneficial owner of all Company Interests issued and outstanding as of the Agreement Date, and he has good and marketable title to the Company Interests, free and clear of all Liens.

(b) Upon the Closing, Buyer will be the sole record and beneficial owner of 100% of the Equity Interests of the Company, free and clear of any Liens. Immediately following the Closing, neither the Member, or any other Person (other than the Buyer), will have any direct or indirect Equity Interest or other ownership interest in the Company, or any other right to participate in the profits or distribution of assets of the Company.

4.4 Litigation. No Proceeding or investigation of any nature is pending or, to the Member’s Knowledge, threatened, against the Member with respect to the Company Interests or the Member’s execution, delivery and performance of this Agreement or any Ancillary Agreement to which it will be a party or the consummation of the Transaction. No Proceeding or investigation of any nature is pending, or to the Member’s Knowledge, threatened, against the Member that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Member’s ability to consummate the Transaction. No Proceeding or investigation of any nature is pending or, to the Member’s Knowledge, threatened, against the Member before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to have a Material Adverse Effect, or (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, including the Member’s sale and transfer of the Company Interests to Buyer hereunder.

4.5 Interested Party Transactions.

(a) Neither the Member nor any of its Affiliates has (i) an economic interest in any Person that purchases from or sells or furnishes to the Company any goods or services or (ii) a beneficial interest in any agreement to which the Company is a party or by which they or their properties or assets are bound, other than as a result of the Member’s Company Interests; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.5(a).

(b) The Member has not agreed to, or assumed, any obligation or duty to guaranty or otherwise assumed or incurred any obligation or liability of the Company or any of its Affiliates.

4.6 No Broker. There is no investment bank, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Member or any of the Member’s Affiliates that is entitled to any fee or commission from the Member or the Member’s Affiliates in connection with the transactions contemplated hereby.

4.7 Investment Purpose. The Member is acquiring the Consideration Shares for the Member’s own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Member acknowledges that it is informed as to the risks of the Transaction and of the ownership of the Consideration Shares. The Member acknowledges that the Consideration Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Consideration Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Consideration Shares are registred under any applicable state or foreign securities Laws or are sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. The Member acknowledges that the Consideration Shares will contain a legend in their book entry form consistent with the foregoing.

4.8 Independent Investigation.

(a) Member has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Buyer and its Affiliates, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Buyer and its Affiliates for such purpose.

(b) Member acknowledges that (i) neither the Buyer nor any other Person on behalf of Buyer has made any representation or warranty, expressed or implied, as to Buyer or the Buyer Common Stock, or the accuracy or completeness of any information regarding Buyer or the Buyer Common Stock furnished or made available to Member and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in ARTICLE V of this Agreement, (ii) in determining to enter into this Agreement, Member has not relied on any representation or warranty from Buyer or any other Person on behalf of Buyer or its Affiliates, or upon the accuracy or completeness of any information regarding the regarding the Buyer or the Buyer Common Stock furnished or made available to Member and its Representatives, other than those representations and warranties expressly set forth in ARTICLE IV of this Agreement, and (iii) neither the Buyer or any other Person acting on behalf of Buyer shall have any liability to Member or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of Buyer or its Affiliates, the future business, operations, or affairs of Buyer or its Affiliates, except as expressly set forth in ARTICLE V of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Member as of the date of this Agreement and as of the Closing Date as follows:

5.1 Organization. Buyer is a corporation validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authority Relative to Agreement. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and, as applicable, thereunder, and to consummate the transactions contemplated hereby and, as applicable, thereby, and no other action or proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party, the performance by it of such obligations or the consummation of such transactions. This Agreement has been duly and validly executed and delivered by Buyer and the Ancillary Agreements shall have been duly and validly executed and delivered by Buyer, as applicable, on or prior to the Closing Date. This Agreement (assuming the due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of Buyer and each Ancillary Agreement to which Buyer is a party, when executed and delivered (assuming the due authorization, execution and delivery by the other Parties), will constitute a legal, valid and binding obligation of Buyer, as applicable, in each case enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

5.3 Consents and Approvals; No Conflicts.

(a) No consent, authorization or approval of, filing or registration with any Governmental Authority is necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) The execution and delivery by Buyer of this Agreement and, as applicable, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not: (i) violate any Law or other restriction of any Governmental Authority applicable to Buyer; (ii) violate any provision of the Organizational Documents of Buyer; (iii) require any consent, authorization or approval under, violate or conflict with, result in a breach or termination of, constitute a default under or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance obligation in or any increase in or creation of any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of Buyer or give any Person any additional right under, permit cancellation of, result in the creation of any Lien upon, any assets or properties of Buyer, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound; or (iv) permit the acceleration or maturity of any Indebtedness of Buyer or Indebtedness secured by any of their material assets or properties; except in the cases of clauses (i), (iii) and (iv) as would not prevent or materially impede the ability of Buyer to consummate the transactions contemplated hereby.

5.4 No Broker. There is no investment bank, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Subsidiaries that is entitled to any fee or commission from Buyer or its Subsidiaries in connection with the transactions contemplated hereby, except for any such fee or commission that would be borne solely by Buyer or any of its Subsidiaries.

5.5 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or any of its Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or its Affiliates furnished or made available to the Member or the Company and their Representatives (including any information, documents or material made available to Company or the Member, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Parent or Buyer, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI
COVENANTS

6.1 General. Each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, as promptly as reasonably practicable, in order to consummate and make effective the transactions contemplated by this Agreement.

6.2 Notices and Consents to Third Parties. The Company shall give notices to all necessary third parties and shall use reasonable best efforts to obtain all of the consents necessary for the consummation of the transactions contemplated hereby; provided, however, that the Company shall not seek any consent from, or deliver any notice to, any party to any Contract of the Company without the prior written consent of Buyer. Each Party shall give any notices to, make any filings with and use reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities and other Persons which, if not obtained or made, would reasonably be expected to have an adverse effect on the ability of the Parties to consummate the transactions contemplated hereby. Subject to applicable Law, the Company and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law: (a) the Company shall promptly furnish Buyer with copies of nonconfidential notices, applications, consent solicitations or other communications received by the Company from any third party or Governmental Authority with respect to the transactions contemplated by this Agreement; (b) the Company shall provide Buyer a reasonable opportunity to review and approve in advance any proposed nonconfidential notices, applications, consent solicitations or other communication given or made by the Company to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) the Company shall consider in good faith Buyer’s views with respect to, and confer in good faith with Buyer to resolve, any disagreement as to the nature or content of such communication.

6.3 [Reserved].

6.4 Employee Matters.

(a) The employment of any Company Service Provider following the Closing shall be subject to each individual’s satisfactory completion of Buyer’s standard employment processes and a background check (including a criminal background check), each of the kind imposed by Buyer and its Affiliates in the ordinary course with respect to all newly-hired similarly situated employees.

(b) No provision of this Agreement (i) shall require Buyer to continue to employ any particular Company Service Provider following the Closing Date for any particular period of time or prevent or restrict in any way the right of Buyer or its Affiliates to terminate, reassign, promote or demote any Company Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Company Service Providers, (ii) shall be construed to prohibit Buyer from amending or terminating any employee benefit program, (iii) shall constitute or be construed as an amendment of any employee benefit program or (iv) shall create or be intended to create any third-party beneficiary rights.

(c) As a material inducement to the commencement of the employment of Messrs. Ruggio and Jensen with Buyer or one of its Subsidiaries, promptly following Closing, Buyer will grant each of Messrs. Ruggio and Jensen an employment inducement award within the meaning of Nasdaq Listing Rule 5635(c) as further described on Schedule 6.4(c) under the heading “Employment Inducement Awards”. Additionally, following the Closing, Buyer, through the compensation committee of Buyer’s board of directors, will design and implement an equity incentive program as further described on Schedule 6.4(c) under the heading “Equity Incentive Program”. Awards under such Equity Incentive Program shall be allocated among the Company Service Providers as determined by Buyer in consultation with the Company’s senior leadership. Such Equity Incentive Program will be subject to all of the terms and conditions set forth in Buyer’s equity incentive plans (as may be amended from time to time), in the recipient’s offer letter and in a restricted stock unit agreement to be entered into between the participants in such Equity Incentive Program and Buyer.

6.5 Preparation and Filing of Tax Returns.

(a) The Member shall prepare and timely file or cause to be prepared and timely filed (and the expenses related thereto shall be Transaction Expenses for purposes of this Agreement), all Tax Returns of the Company for any Pre-Closing Tax Period that are due after Closing and for any Straddle Period; provided, however, that the Member shall provide drafts of such Tax Returns to Buyer at least 20 days prior to the due date for filing any such Tax Return. The Member shall consider in good faith any reasonable comments to such Tax Returns proposed in writing by Buyer at least 10 days prior to the due date for filing any such Tax Return. The Member shall pay to Buyer, within five days following any demand by Buyer, with respect to such Tax Returns, an amount equal to the amount of Taxes shown as due on such Tax Returns to the extent not already included in the Debt Amount; provided, however, with respect to such Tax Returns for a Straddle Period, the amount owed by Members shall be an amount equal to the portion of such Taxes shown as due on such Tax Returns which relates to the portion of such Straddle Period ending on the Closing Date (as determined pursuant to Section 6.7(b) below).

(b) In the case of any Straddle Period, the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, the amount of any Taxes for the Pre-Closing Tax Period shall be equal to the amount of Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the total number of days from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

6.6 Transfer Taxes. All state and local transfer, sales, filing, recordation, use, stamp, registration or other similar Taxes and fees resulting from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be the responsibility of the Buyer. Following the closing, the Buyer shall cause the Company to, at its expense, prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes as required by applicable Law.

6.7 Indemnification. The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former officers of the Company (the “Indemnified Officers”) as provided under the Company’s Organizational Documents or any indemnification, employment or other similar agreements between any Indemnified Officer and the Company as in effect on the date of this Agreement and listed on Schedule 6.9, shall survive the Closing and shall continue in full force and effect from and after the Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Buyer (i) shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the Indemnified Officers than are set forth as of the date of this Agreement, subject to applicable Law, and (ii) shall perform and discharge, or cause to be discharged, all obligations to provide, in accordance with such Organizational Documents, such indemnity, exculpation and advancement of expenses during such six (6) year period. The provisions of this Section 6.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Officers and their respective heirs and assigns. The provisions of this Section 6.9 shall be binding on Buyer and all its successors and assigns. In the event that Buyer or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of Buyer shall assume or succeed to the obligations set forth in this Section 6.9. The foregoing notwithstanding the indemnificaiton rights provided under this Section 6.9 shall not apply in respect of any amounts payable to any Buyer Indemnified Party pursuant to ARTICLE IX hereof.

6.8 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement related to the subject matter of this Agreement at or after the Closing without the prior consent of the other Parties; provided that nothing in this Section 6.11 shall prevent any Party from: (a) making any disclosure it believes in good faith it is required to make by applicable Law (including the rules and regulations of the Securities and Exchange Commission and any Nasdaq rules or listing requirements, in all cases as in effect from time to time), in which case the disclosing Party shall use its reasonable best efforts to advise the other Party prior to making the disclosure, or (b) enforcing its rights hereunder.

6.9 Confidentiality. From and after the Closing, the Member shall hold, and shall use commercially reasonable efforts to cause his Representatives to hold, in strict confidence from, and not disclose to, any Person (other than any such Representative) all non-public documents and information concerning the Company or the operations of its business, either furnished to it by Buyer or Buyer’s Affiliates or Representatives, or to which the Member otherwise had access at any time (including prior to the Closing Date) in connection with this Agreement or the transactions contemplated hereby or the conduct of business prior to the Closing, including all non-public information associated with the Company or the operations of its business (“Confidential Information”), except to the extent that such documents or information can be shown by the Company to have been: (a) previously known by the Person receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no disclosure by the Member; or (c) lawfully acquired by the Member after the Closing Date from another source that is not under an obligation to Buyer or another Person to keep such documents and information confidential. In the event that the Member is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person shall (i) provide Buyer with prompt notice so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the provisions of this Section 6.12 and (ii) cooperate with Buyer, at Buyer’s expense, in any effort Buyer undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 6.12, the disclosing Person shall (x) disclose to the Person compelling disclosure only that portion of the Confidential Information that the disclosing Person is advised, by its counsel, is legally required and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed (to the extent available) and (y) use reasonable best efforts to promptly furnish to Buyer a copy (in whatever form or medium) of such Confidential Information that it intends to furnish.

6.10 Registration Rights.

(a) Buyer shall prepare and, as soon as practicable, but in no event later than the Filing Deadline, file with the SEC an initial Registration Statement on Form S-1 (or if Buyer is then-eligible to use Form S-3, Buyer may elect to file the initial Registration Statement on Form S-3) covering the resale of all of the Registrable Securities (the “Resale Registration Statement”); provided that such initial Resale Registration Statement shall register for resale at least the number of shares of Common Stock equal to the Required Registration Amount as of the date such Registration Statement is initially filed with the SEC. Buyer shall provide the Member, Company, and Company counsel a draft of the Registration Statement and each amendment thereto at least three (3) Business Days before it is filed, and Buyer shall use its reasonable efforts to have such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of this Agreement, declared effective by the SEC as soon as practicable, but in no event later than the applicable Effectiveness Deadline for such Registration Statement.

(b) In the event the number of shares available under any Registration Statement is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement, Buyer shall amend such Registration Statement (if permissible), or file with the SEC a new Registration Statement, or both, so as to cover at least the Required Registration Amount as of the Business Day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than 30 days after the necessity therefor arises (but taking account of any position of the staff of the SEC (the “Staff”) with respect to the date on which the Staff will permit such amendment to the Registration Statement and/or such new Registration Statement (as the case may be) to be filed with the SEC). Buyer shall use its best efforts to cause such amendment to such Registration Statement and/or such new Registration Statement (as the case may be) to become effective as soon as practicable following the filing thereof with the SEC, but in no event later than the applicable Effectiveness Deadline for such Registration Statement. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of shares of Buyer Common Stock available for resale under the applicable Registration Statement is less than the total number of Consideration Shares then-issuable under this Agreement (and after taking into account any limitations to such issuance imposed by this Agreement).

(c) The Resale Registration Statement (or any prospectus or prospectus supplement forming a part of such Resale Registration Statement), as initially filed, shall include the Registrable Securities of the Member and any Permitted Transferee thereof for whom Buyer has received properly completed Selling Holder Questionnaires.

(d) Notwithstanding the foregoing obligations, if Buyer furnishes to the Member a certificate signed by an authorized officer of Buyer stating that in the good faith judgment of Buyer it would be materially detrimental to the Company for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that Buyer has a bona fide business purpose for preserving as confidential; or (iii) render Buyer unable to comply with requirements under the Securities Act or Exchange Act, then Buyer shall have the right to defer taking action with respect to such filing or to otherwise suspend the use of such Registration Statement, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly.

(e) It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Section 6.14 with respect to the Registrable Securities that the Member shall furnish to Buyer such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Registrable Securities.

(f) Buyer shall notify the Member promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Resale Registration Statement or any supplement to any prospectus forming a part of the Resale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Resale Registration Statement becomes effective, Buyer shall notify the Member of any request by the SEC that Buyer amend or supplement such Resale Registration Statement or prospectus, and Buyer shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Resale Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Resale Registration Statement.

(g) All of the expenses incurred in connection with any registration of Registrable Securities pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Buyer’s outside counsel and independent accountants of Buyer shall be paid by Buyer. Buyer shall not be responsible for any selling expenses of the Member or any other selling stockholder in connection with the Resale Registration Statement.

(h) Buyer shall use commercially reasonable efforts to cause the Consideration Shares being issued to be approved for listing (subject to notice of issuance) on the Nasdaq effective as of the Closing.

6.11 Further Assurances. From and after the Closing Date, the Member shall, from time to time, at Buyer’s request, promptly execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably require in order to comply with the provisions of this Agreement or consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VII
[RESERVED]

ARTICLE VIII
[RESERVED]

ARTICLE IX
INDEMNIFICATION AND RELATED MATTERS

9.1 Survival Period. The Parties agree that: (a) the Fundamental Representations shall survive the Closing and continue in full force and effect until the fifth anniversary of the Closing Date (unless a claim is made under this Agreement prior to the expiration of the applicable survival period for such Fundamental Representations, in which case the applicable Fundamental Representation shall survive as to such claim until such claim has been finally resolved); (b) the representations and warranties of the Company contained in Section 3.9 [Tax Matters] shall survive the Closing and continue in full force and effect until 90 days following the expiration of the applicable statutes of limitation; (c) in the event of fraud by the Company, the Member, any Affiliate of the Member or Buyer, as applicable, in respect of any representation or warranty made by the Company, the Member or Buyer, as applicable, in this Agreement or in any officer’s certificate required to be delivered under this Agreement, the related representations and warranties shall survive the Closing and continue in full force and effect until 90 days following the expiration of the applicable statutes of limitation; and (d) all of the other representations and warranties of the Company, the Member and Buyer contained in ARTICLE III, ARTICLE IV and ARTICLE V shall expire on the first anniversary of the Closing Date (unless a claim is made under this Agreement prior to the expiration of the applicable survival period for such representations and warranties, in which case the applicable representation and warranty shall survive as to such claim until such claim has been finally resolved). None of the Parties shall have any Liability whatsoever with respect to any representation or warranty in this Agreement unless a claim is made under this Agreement prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. All covenants and other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms until the expiration of the applicable statutes of limitation.

9.2 Indemnification of Buyer.

(a) Subject to the other provisions of this ARTICLE IX, each Member, severally and not jointly, shall indemnify Buyer and its Affiliates and their respective Representatives (the “Buyer Indemnified Parties” and each, a “Buyer Indemnified Party”) from and against any and all Damages incurred by any Buyer Indemnified Party in connection with, relating to or arising from any of the following:

(i) any breach or inaccuracy of any representation or warranty of the Company or the Member contained in this Agreement or in any officer’s certificate required to be delivered by the Company under this Agreement;

(ii) any breach by the Company or the Member of any of their covenants contained in this Agreement or any Ancillary Agreement;

(iii) the Adjustment Amount, if any, payable to Buyer pursuant to Section 2.7;

(iv) Indemnified Taxes;

(v) any fraud in the making of any representations and warranties of the Company or the Member in this Agreement or in any officer’s certificate required to be delivered by the Company or the Member under this Agreement;

(vi) the Former Promissory Notes (as defined on Schedule 3.28)

(b) Notwithstanding anything set forth in Section 9.2(a) to the contrary,

(i) the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2(a)(i) with respect to any claim for indemnification pursuant to Section 9.2(a)(i) only if the aggregate Damages to all Buyer Indemnified Parties (without duplication) with respect to all claims for indemnification pursuant to Section 9.2(a)(i) exceed $375,000 (the “Basket”), whereupon (subject to the provisions of Section 9.2(b)(ii)) the Buyer Indemnified Parties shall be entitled to indemnification in full for Damages subject to indemnity pursuant to Section 9.2(a)(i) from the first dollar of Damages (including all Damages subject to the Basket); provided, however, that the Basket shall not apply to the indemnification described in Section 9.2(a)(i) with respect to the Company’s Fundamental Representations, the representations and warranties of the Company under Section 3.9 [Tax Matters] or with respect to fraud by the Company in the making of any representations or warranties of the Company in this Agreement or in any officer’s certificate required to be delivered by Company under this Agreement; and

(ii) the indemnification to which the Buyer Indemnified Parties shall be entitled pursuant to Section 9.2(a)(i) shall not exceed $7,500,000 (the “Cap”); provided, however, that the Cap shall not apply to the indemnification described in Section 9.2(a)(i) with respect to the Fundamental Representations, the representations and warranties of the Company under Section 3.9 [Tax Matters] or with respect to fraud by the Company in the making of any representations or warranties of the Company in this Agreement or in any officer’s certificate required to be delivered by Company under this Agreement.

9.3 Indemnification of the Member.

(a) Subject to the other provisions of this ARTICLE IX, Buyer shall indemnify the Member from and against any and all Damages incurred by the Members in connection with, relating to or arising from any of the following:

(i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any officer’s certificate required to be delivered by Buyer under this Agreement;

(ii) any breach by Buyer of any of Buyer’s covenants contained in this Agreement or any Ancillary Agreement; or

(iii) any fraud in the making of any representations and warranties of Buyer in this Agreement or in any officer’s certificate required to be delivered by Buyer under this Agreement.

(b) Notwithstanding anything set forth in Section 9.3(a) to the contrary,

(i) The Member shall be entitled to indemnification pursuant to Section 9.3(a)(i) with respect to any claim for indemnification pursuant to Section 9.3(a)(i) only if the aggregate Damages to the Member (without duplication) with respect to all claims for indemnification pursuant to Section 9.3(a)(i) exceed the Basket, whereupon (subject to the provisions of Section 9.3(b)(ii)) the Member shall be entitled to indemnification in full for Damages subject to indemnity pursuant to Section 9.3(a)(i) from the first dollar of Damages (including all Damages subject to the Basket); provided, however, that the Basket shall not apply to the indemnification described in Section 9.3(a)(i) with respect to Buyer’s Fundamental Representations or with respect to fraud by Buyer in the making of any representations or warranties of Buyer in this Agreement or in any officer’s certificate required to be delivered by Buyer under this Agreement; and

(ii) the indemnification to which the Member shall be entitled pursuant to Section 9.3(a)(i) shall not exceed the Cap; provided, however, that the Cap shall not apply to the indemnification described in Section 9.3(a)(i) with respect to Buyer’s Fundamental Representations or with respect to fraud by Buyer in the making of any representations or warranties of Buyer in this Agreement or in any officer’s certificate required to be delivered by Buyer under this Agreement;.

9.4 Third Party Claims. If any action at Law or suit in equity is instituted by or against a third party with respect to which any Buyer Indemnified Party or Member (such party, the “Indemnified Party”) believes is reasonably likely to result in Damages under this ARTICLE IX, such Indemnified Party shall promptly notify the Member (in the case of a Buyer Indemnified Party) or Buyer (in the case of the Member) (such notified Party, the “Responsible Party”) of such action or suit; provided that any delay or failure to so notify shall not impact the availability of indemnification hereunder. The Responsible Party shall, promptly and in no event later than five (5) days after receipt of the notice, notify such Indemnified Party whether the Responsible Party elects to conduct and control such action or suit, but only after confirming in writing to such Indemnified Party that it accepts responsibility to indemnify such Indemnified Party for all Damages arising from such action or suit. Unless and until the Responsible Party delivers the foregoing notice, such Indemnified Party shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its sole discretion, unless the third-party claimant and such Indemnified Party provide to the Responsible Party an unqualified release from all Liability in respect of such action or suit and such settlement, compromise or judgment does not involve any nonmonetary penalty or admission of fault or Liability, in which case the Responsible Party shall promptly cause to be paid to such Indemnified Party in accordance with this ARTICLE IX the amount of any Damages in respect of such action or suit. If the Responsible Party provides the foregoing notice, the Responsible Party shall have the right to conduct and control, at its sole expense and with counsel of its choice (which counsel must be reasonably satisfactory to such Indemnified Party), such action or suit, and such Indemnified Party shall reasonably cooperate in connection therewith; provided that the Responsible Party shall not settle such action or suit without the prior consent of such Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless the third-party claimant and the Responsible Party provide to such Indemnified Party an unqualified release from all Liability in respect of such action or suit and such settlement, compromise or judgment does not involve any nonmonetary penalty or admission of fault or Liability on the part of such Indemnified Party or its Affiliates. Such Indemnified Party may participate in the defense of such action or suit that is defended by the Responsible Party with counsel of its choice; provided, however, that the fees and expenses of such Indemnified Party’s counsel shall be paid by such Indemnified Party unless (i) the Responsible Party has agreed in writing to pay such fees and expenses, (ii) such Indemnified Party shall have reasonably determined based on the advice of counsel that a conflict or potential conflict exists between the Responsible Party and such Indemnified Party that would make such separate representation advisable or there are one or more factual or legal defenses available to such Indemnified Party that are different or in addition to those that are available to the Responsible Party, (iii) the action or suit involves the seeking of non-monetary relief which, if granted, could reasonably be expected to materially and adversely affect the business of such Indemnified Party or its Affiliates, (iv) the amount of potential Damages exceeds the amount that is available for indemnification hereunder, after taking into account all other claims made or reasonably anticipated, or (v) the Responsible Party ceases to diligently defend the action or suit, in all of which cases such counsel shall be at the expense of the Responsible Party.

9.5 Limitations.

(a) Any payment to a Buyer Indemnified Party in respect of any claim for indemnification properly asserted by any Buyer Indemnified Party under Section 9.2(a)(i) (a) shall first reduce the First Post-Closing Consideration Share Value in accordance with the terms of the definition thereof until the earlier of the date on which the First Post-Closing Consideration Shares have been issued pursuant to this Agreement or the First Post-Closing Consideration Share Value has been reduced to $0.00, (b) next shall reduce the Second Post-Closing Consideration Share Value in accordance with the terms of the definition thereof until the earlier of the date on which the Second Post-Closing Consideration Shares have been issued pursuant to this Agreement or the Secon Post-Closing Consideration Share Value has been reduced to $0.00, and (c) thereafter, the Buyer Indemnified Parties may seek recourse against the Member directly.

(b) Any payment by the Member or Buyer pursuant to Section 9.2 or Section 9.3, as applicable, in respect of any indemnification properly asserted by any Indemnified Party shall be limited to the amount of any Damages that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by an Indemnified Party in respect of any such claim (net of any deductible or any other expense incurred by the Indemnified Party in obtaining such recovery).

(c) No Indemnified Party shall be entitled to double recovery for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.

9.6 Materiality. For purposes of this ARTICLE IX, each representation or warranty in this Agreement shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect), and like expressions.

9.7 Adjustments to Total Consideration. All indemnification payments under this ARTICLE IX shall be treated as an adjustment to the Total Consideration for all Tax purposes except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

9.8 No Effect. No investigation by any Party or its Representatives prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements contained in this Agreement. The waiver by a Party of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or any other remedy provided for herein based on such representations, warranties, covenants or agreements.

ARTICLE X
GENERAL PROVISIONS

10.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (i) when delivered personally to the recipient or by email (with acknowledgement of a complete transmission), on the day of delivery, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission if the sender on the same day sends a confirming copy of such notice by a reputable overnight courier service (charges prepaid) or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a) if to Buyer at:

SunPower Inc.
1403 North 630 East

Orem, UT 84097

Attention: Chief Legal Officer

Email: [***]

with a copy to (which shall not constitute notice):

Arnold & Porter Kaye Scholer LLP
250 W 55th Street
New York, NY 10019

Attn: Michael Penney

Email: [***]

(b) if to the Company, at:

Ambia Energy, LLC

c/o Clyde Snow & Sessions, PC

201 S. Main Street, Suite 2200

Salt Lake City, UT 84111

Attn: Brian A. Lebrecht

Email: [***]

with a copy to (which shall not constitute notice):

Clyde Snow & Sessions, PC

201 S. Main Street, Suite 2200

Salt Lake City, UT 84111

Attn: Brian A. Lebrecht

Email: [***]

(c) if to the Member, at:

Ambia Holdings, Inc.

c/o Clyde Snow & Sessions, PC

201 S. Main Street, Suite 2200

Salt Lake City, UT 84111

Attn: Brian A. Lebrecht

Email: [***]

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.2 Amendment and Modification; Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any condition or provision of this Agreement or any default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party or Parties making such a waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective personal representatives, heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided that Buyer may assign any or all of its rights, interests or obligations hereunder to one or more of its Affiliates.

10.4 Entire Agreement. This Agreement and the Confidentiality Agreement, together with any Schedules and the Ancillary Agreements, constitute the entire agreement among the Parties, and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.5 Severability. The provisions of this Agreement shall be deemed severable and any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.6 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and other than the Buyer Indemnified Parties, which shall be express third party beneficiaries of ARTICLE IX.

10.7 Governing Law; Venue.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(b) Each Party to this Agreement (i) hereby agrees that any litigation, Proceeding or other legal action brought in connection with or relating to this Agreement or any matters contemplated hereby or thereby shall be brought exclusively in the applicable state court in the State of Utah, Salt Lake County, or, if that court does not have jurisdiction, the United States District Court for the District of Utah; (ii) hereby consents and submits to personal jurisdiction in connection with any such litigation, Proceeding or action in any such court described in clause (i) of this Section 10.7(b) and to service of process upon it in accordance with the rules and statutes governing service of process; (iii) hereby waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, Proceeding or action in any such court or that any such litigation, Proceeding or action was brought in an inconvenient forum.

10.8 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any and all rights such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or related to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that it: (a) understands and has considered the implications of this waiver; (b) makes this waiver voluntarily; (c) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; and (d) has been induced to enter into this Agreement by, among other things, the mutual waiver in this Section 10.8.

10.9 Specific Performance. Each Party acknowledges and agrees that in the event of any actual or threatened breach of the provisions of this Agreement by the other Parties, irreparable damage will occur, no adequate remedy at Law would exist and damages would be difficult to determine, and in addition to any other remedies available for such breach or threatened breach, each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations under this Agreement by an action or actions for specific performance, injunction or other equitable relief in order to enforce or prevent any violations of (whether anticipatory, continuing or future) any of the provisions of this Agreement, without the necessity of proving irreparable harm or actual damages. The Parties agree to not seek and agree to waive any requirement for the securing or posting of a bond in connection with the seeking or obtaining of any relief pursuant to this Section 10.9.

10.10 Certain Damages and Remedies. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable under this Agreement for any punitive, special, incidental or indirect damages, including lost profits, except to the extent (i) awarded by a court of competent jurisdiction in connection with a third-party claim or (ii) such damages arise out of, relate to, or are caused by fraud, willful misconduct or gross negligence; provided that nothing in this Section 10.10 shall restrict the ability of a Party to recover Damages that constitute lost profits or consequential damages to the extent that such Damages were the direct and reasonably foreseeable consequence of the relevant facts or circumstances giving rise to the claim hereunder. Except as otherwise specifically provided herein (including with respect to the availability of specific performance as described in Section 10.9) or in the case of fraud, willful misconduct or gross negligence, the remedies provided in ARTICLE X hereof shall be the exclusive remedies of the Parties from and after the Closing in connection with any breach of any warranty made by the Company or the inaccuracy of any representation made by the Company in this Agreement or the Ancillary Agreements or any breach of any covenants applicable to the Company in this Agreement or in any agreement or instrument contemplated by this Agreement.

10.11 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Brokers. Regardless of whether the Closing shall occur, (a) the Member shall indemnify Buyer and its Affiliates against, and hold Buyer and its Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by the Company, the Member or their Affiliates in respect of the transactions contemplated by this Agreement, and (b) Buyer shall indemnify the Company, Member and their respective Affiliates against, and hold the Company, Member and their respective Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by Buyer and its Affiliates in respect of the transactions contemplated by this Agreement.

10.13 Headings. The table of contents and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14 Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b) Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Unless the context otherwise requires, as used in this Agreement, (i) “including” and its variants mean “including, without limitation” and its variants, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) words defined in the singular have the parallel meaning in the plural and vice versa; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, the Schedules hereto; (iv) all Sections and Schedules referred to herein are, respectively, Sections of, and Schedules to, this Agreement; (v) words importing any gender shall include other genders; (vi) a dollar figure ($) used in this Agreement means United States dollars; (vii) any reference to “days” means calendar days, unless Business Days are expressly specified; and (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(d) A reference to a notice, consent or approval to be delivered under or pursuant to this Agreement means a written notice, consent or approval.

(e) A reference to any Person includes such Person’s successors and assigns to the extent such successors or assigns are permitted by the terms of the applicable agreement.

(f) All payments under or pursuant to this Agreement shall be made by wire transfer in United States dollars in immediately available funds.

10.15 Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.16 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic means such as .pdf form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.17 Attorney-Client Privilege Preservation Provisions. For purposes of this Section, “Privileged Communications” means any and all communications, memoranda, analyses, work product, drafts, notes, correspondence, and other materials (in any form or medium) that are subject to any attorney-client privilege, attorney work-product doctrine, common-interest privilege, joint-defense privilege, or any other applicable privilege or protection, in each case to the extent relating to: (a) the negotiation, evaluation, structure, financing, and documentation of the transactions contemplated by this Agreement; (b) any alternative transactions considered by the Member or its Affiliates; and/or (c) any pre-Closing dispute, claim, litigation, investigation, audit, or other proceeding asserted or threatened against the Member or its Affiliates, or against any of their respective representatives, in each case arising from or relating to facts, events, or circumstances occurring prior to the Closing. “Seller Counsel” means Clyde Snow & Sessions, P.C. and any other legal counsel that has represented the Company, Member, or their Affiliates in connection with any matter described in the definition of Privileged Communications. Notwithstanding anything to the contrary in this Agreement or in any document delivered at or prior to Closing, the Parties agree that all rights, protections, and privileges attaching to the Privileged Communications shall belong solely to, and be controlled by, the Member and its Affiliates (and not the Company or Buyer) after the Closing, and shall not pass to, be claimed by, or be used by Buyer or the Company. The Member and its Affiliates shall have the sole right, authority, and discretion to assert, waive, or otherwise control all privileges and protections with respect to the Privileged Communications, and Buyer shall not, and shall cause the Company and its Affiliates not to, assert, waive, or attempt to waive any such privilege or protection without Sellers’ prior written consent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

COMPANY:

AMBIA ENERGY, LLC

By:	/s/ Conner Ruggio
	Name:	Conner Ruggio
	Title:	Chief Executive Officer

MEMBER:

AMBIA HOLDINGS, INC.

By:	/s/ Conner Ruggio
	Name:	Conner Ruggio
	Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

BUYER:

SUNPOWER INC.

By:	/s/ Thurman J. Rodgers
	Name:	Thurman J. Rodgers
	Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]